Filed pursuant to Rule 433(d)
Registration Statement No. 333-130373

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the base prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS

Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or

(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

Dated: December 6, 2006

Term Sheet Supplement

$1,036,761,000 (Approximate)

MASTR Asset Backed Securities Trust 2006-NC3
(Issuing Entity)

Mortgage Asset Securitization Transactions, Inc.
(Depositor)

UBS Real Estate Securities Inc.
(Seller and Sponsor)

HomEq Servicing
(Servicer)

Wells Fargo Bank, N.A.
(Master Servicer and Trust Administrator)

Mortgage Pass Through Certificates, Series 2006-NC3

UBS Investment Bank
For use with base prospectus dated October 17, 2006

TABLE OF CONTENTS

RISK FACTORS

FORWARD LOOKING STATEMENTS

DEFINED TERMS

THE MORTGAGE LOANS

STATIC POOL INFORMATION

THE ORIGINATOR

THE MASTER SERVICER AND TRUST ADMINISTRATOR

THE SERVICER

THE POOLING AND SERVICING AGREEMENT

FEDERAL INCOME TAX CONSEQUENCES

ERISA CONSIDERATIONS

LEGAL INVESTMENT

GLOSSARY OF TERMS

ANNEX I - INITIAL MORTGAGE LOAN STATISTICAL INFORMATION

RISK FACTORS

Before making an investment decision, you should carefully consider the following risks which we believe describe the principal factors that make an investment in the certificates speculative or risky. In particular, payments on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans.

Unpredictability of Prepayments and Effect on Yields

Mortgagors may prepay their mortgage loans in whole or in part at any time. We cannot predict the rate at which mortgagors will repay their mortgage loans. A prepayment of a mortgage loan generally will result in a prepayment on the certificates.

•	If you purchase your certificates at a discount and principal is repaid slower than you assume, then your yield may be lower than you anticipate.

•	If you purchase your certificates at a premium and principal is repaid faster than you assume, then your yield may be lower than you anticipate.

•
The rate of prepayments on the mortgage loans will be sensitive to prevailing interest rates. Generally, if prevailing interest rates decline significantly below the mortgage rates on the fixed-rate mortgage loans, the mortgage loans are more likely to prepay than if prevailing rates remain above the mortgage rates on the related mortgage loans. In addition, if prevailing interest rates decline, adjustable-rate mortgage loan prepayments may increase due to the availability of fixed-rate mortgage loans or other adjustable-rate mortgage loans at lower interest rates. Conversely, if prevailing interest rates rise significantly, the prepayments on fixed-rate and adjustable-rate mortgage loans may decrease. Furthermore, adjustable-rate mortgage loans may prepay at different rates and in response to different factors than fixed-rate mortgage loans; the inclusion of both types of mortgage loans in the mortgage pool may increase the difficulty in analyzing possible prepayment rates.

•
Certain mortgage loans as set forth in the table entitled Prepayment Penalty Term of the Aggregate Mortgage Loans” in the term sheet require the mortgagor to pay a prepayment charge in certain instances if the mortgagor prepays the mortgage loan during a stated period, which may be from one year to three years after the mortgage loan was originated. A prepayment charge may or may not discourage a mortgagor from prepaying the mortgage loan during the applicable period.

•
The originator or the seller may be required to purchase mortgage loans from the trust in the event certain breaches of representations and warranties occur and have not been cured. Furthermore, the servicer has the option to purchase mortgage loans that become 90 days or more delinquent. These purchases will have the same effect on the holders of the offered certificates as a prepayment of the mortgage loans. In addition, the servicer may exercise such option on its own behalf or on behalf of another party at such party’s expense (including, but not limited to a purchaser of the Class CE, Class P or Residual Certificates) which would benefit from the removal of such delinquent mortgage loans. Investors should note that the removal of any delinquent mortgage loan by the servicer from the trust may affect the loss and delinquency tests which determine the level of the overcollateralization target amount, which may adversely affect the market value of the certificates.

•
The party designated in the pooling and servicing agreement may purchase all of the mortgage loans and any REO properties and retire the certificates when the aggregate principal balance of the mortgage loans and any REO properties is equal to or less than 10% of the aggregate principal balance of the mortgage loans as of the cut-off date.

•	If the rate of default and the amount of losses on the mortgage loans is higher than you expect, then your yield may be lower than you expect.

•
As a result of the absorption of realized losses on the mortgage loans by excess interest and overcollateralization and amounts received under the Interest Rate Swap Agreement or the Interest Rate Cap Agreements, as described herein, liquidations of defaulted mortgage loans, whether or not realized losses are incurred upon such liquidations, will result in an earlier return of the principal of the Class A Certificates and the Mezzanine Certificates and will influence the yield on such certificates in a manner similar to the manner in which principal prepayments on the mortgage loans will influence the yield on such certificates.

•
The overcollateralization provisions are intended to result in an accelerated rate of principal distributions to holders of the Class A Certificates and the Mezzanine Certificates then entitled to principal distributions at any time the overcollateralization provided by the mortgage pool falls below the required level. In addition, if the Class A Certificates are entitled to distributions of principal at any time that overcollateralization is required to be restored to the required level, then the amounts available for such purpose will be allocated among the Class A Certificates as described in the term sheet. This may magnify the prepayment effect on the Class A Certificates caused by the relative rates of prepayments and defaults experienced by the related mortgage loans.

Terrorist Attacks and Military Action Could Adversely Affect the Yield on the Offered Certificates

The terrorist attacks in the United States on September 11, 2001 suggest that there is an increased likelihood of future terrorist activity in the United States. In addition, current political and military tensions in the Middle East have resulted in a significant deployment of United States military personnel in the region. Investors should consider the possible effects of past and possible future terrorist attacks and any resulting military response by the United States on the delinquency, default and prepayment experience of the mortgage loans. In accordance with the servicing standard set forth in the pooling and servicing agreement, the servicer may defer, reduce or forgive payments and delay foreclosure proceedings in respect of mortgage loans to borrowers affected in some way by past and possible future events.

In addition, the current deployment of United States military personnel in the Middle East and the activation of a substantial number of United States military reservists and members of the National Guard may significantly increase the proportion of mortgage loans whose mortgage rates are reduced by the application of the Servicemembers Civil Relief Act (the “Relief Act”) or any state law providing for similar relief. See “Certain Legal Aspects of Mortgage Loans—Servicemembers Civil Relief Act” in the base prospectus. Certain shortfalls in interest collection arising from the application of the Relief Act or any state law providing for similar relief will not be covered by the servicer, the master servicer, any subservicer or any bond guaranty insurance policy.

Interest Only Mortgage Loans

Certain mortgage loans as set forth in the table entitled “Product Type of the Aggregate Mortgage Loans” in the term sheet require the related borrowers to make monthly payments only of accrued interest for the first 60 months following origination. After such interest-only period, each such borrower’s monthly payment will be recalculated to cover both interest and principal so that the mortgage loan will amortize fully prior to its final payment date. If the monthly payment increases, the related borrower may not be able to pay the increased amount and may default or may refinance the related mortgage loan to avoid the higher payment. Because no principal payments may be made or advanced on such mortgage loans for 60 months following origination, the certificateholders will receive smaller principal distributions during the related period than they would have received if the related borrowers were required to make monthly payments of interest and principal for the entire lives of such mortgage loans. This slower rate of principal distributions may reduce the return on an investment in the offered certificates that are purchased at a discount.

Second Lien Loan Risk

Certain mortgage loans as set forth in the table entitled “Lien Status of the Aggregate Mortgage Loans” in the term sheet are secured by second liens on the related mortgaged properties. The proceeds from any liquidation, insurance or condemnation proceedings will be available to satisfy the outstanding balance of such mortgage loans only to the extent that the claims of the related senior mortgages have been satisfied in full, including any related foreclosure costs. In circumstances when it has been determined to be uneconomical to foreclose on the mortgaged property, the servicer may write off the entire balance of such mortgage loan as a bad debt. The foregoing considerations will be particularly applicable to mortgage loans secured by second liens that have high combined loan-to-value ratios because it is comparatively more likely that the servicer would determine foreclosure to be uneconomical in the case of such mortgage loans. The rate of default of second mortgage loans may be greater than that of mortgage loans secured by first liens on comparable properties.

Simultaneous Second Lien Risk

Approximately 27.59% of the mortgage loans (by aggregate principal balance of the mortgage loans as of the cut-off date) were, as of origination, subject to a second lien mortgage loan which may or may not be included in the trust. The weighted average loan-to-value ratio of such mortgage loans at origination is approximately 80.20% and the weighted average combined loan-to-value ratio of such mortgage loans at origination (including the second lien) is approximately 99.56%. With respect to such mortgage loans, foreclosure frequency may be increased relative to mortgage loans that were originated without a silent second lien since mortgagors have less equity in the mortgaged property. In addition, a default may be declared on the second lien loan, even though the first lien is current, which would constitute a default on the first lien loan. Investors should also note that any mortgagor may obtain secondary financing at any time subsequent to the date of origination of their mortgage loan from the originator or from any other lender.

Balloon Loan Risk

Balloon loans pose a risk because a mortgagor must make a large lump sum payment of principal at the end of the loan term. If the mortgagor is unable to pay the lump sum or refinance such amount, the servicer will make limited advances as described in the pooling and servicing agreement. Certain mortgage loans are balloon loans, as set forth in the table entitled “Collateral Summary for the Aggregate Mortgage Loans” in the term sheet.

Credit Scores May Not Accurately Predict the Performance of the Mortgage Loans

Credit scores are obtained by many lenders in connection with mortgage loan applications to help them assess a borrower’s creditworthiness. Credit scores are generated by models developed by a third party which analyzed data on consumers in order to establish patterns which are believed to be indicative of the borrower’s probability of default over a two-year time period. The credit score is based on a borrower’s historical credit data, including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. Credit scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. However, a credit score purports only to be a measurement of the relative degree of risk a borrower represents to a lender (i.e., a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score). Lenders have varying ways of analyzing credit scores and, as a result, the analysis of credit scores across the industry is not consistent. In addition, it should be noted that credit scores were developed to indicate a level of default probability over a two year period, which does not correspond to the life of a mortgage loan. Furthermore, credit scores were not developed specifically for use in connection with mortgage loans, but for consumer loans in general, and assess only the borrower’s past credit history. Therefore, a credit score does not take into consideration the effect of mortgage loan characteristics (which may differ from consumer loan characteristics) on the probability of repayment by the borrower. There can be no assurance that the credit scores of the mortgagors will be an accurate predictor of the likelihood of repayment of the related mortgage loans.

Potential Inadequacy of Credit Enhancement for the Class A Certificates and Mezzanine Certificates

The credit enhancement features of the transaction are intended to enhance the likelihood that holders of the Class A Certificates, and to a limited extent, the holders of the Mezzanine Certificates, will receive regular distributions of interest and principal. However, we cannot assure you that the applicable credit enhancement will adequately cover any shortfalls in cash available to make distributions on your certificates as a result of delinquencies or defaults on the mortgage loans. If delinquencies or defaults occur on the mortgage loans, neither the servicer, the master servicer, nor any other entity will advance scheduled monthly payments of interest and principal on delinquent or defaulted mortgage loans if such advances are not likely to be recovered. If substantial losses occur as a result of defaults and delinquent payments on the mortgage loans, you may suffer losses.

A decline in real estate values or in economic conditions generally could increase the rates of delinquencies, foreclosures and losses on the loans to a level that is significantly higher than those experienced currently. This in turn will reduce the yield on your certificates, particularly if the credit enhancement in the transaction, is not enough to protect your certificates from these losses.

Interest Generated by the Mortgage Loans May Be Insufficient to Maintain Overcollateralization

The weighted average of the mortgage rates on the mortgage loans (net of certain fees and expenses, including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment, other than a Swap Termination Payment resulting from a Swap Provider Trigger Event) is expected to be higher than the pass-through rates on the Class A Certificates and Mezzanine Certificates. The mortgage loans are expected to generate more interest than is needed to distribute interest owed on the Class A Certificates and Mezzanine Certificates and to pay certain fees and expenses of the trust. Any remaining interest generated by the mortgage loans will then be used to absorb losses that occur on the mortgage loans. After these financial obligations of the trust are covered, the available excess interest generated by the mortgage loans will be used to maintain overcollateralization. We cannot assure you, however, that enough excess interest will be generated to maintain the required level of overcollateralization. The factors described below will affect the amount of excess interest that the mortgage loans will generate:

•
Every time a mortgage loan is prepaid in full, liquidated or written off, excess interest may be reduced because the mortgage loan will no longer be outstanding and generating interest or, in the case of a partial prepayment, will be generating less interest.

•
If the rates of delinquencies, defaults or losses on the mortgage loans turn out to be higher than expected, excess interest will be reduced by the amount necessary to compensate for any shortfalls in cash available to make required distributions on the Class A Certificates and Mezzanine Certificates.

•
The fixed-rate mortgage loans have mortgage rates that are fixed and will not adjust based on any index and the adjustable-rate mortgage loans have mortgage rates that adjust based on an index that is different from the index used to determine the pass-through rates on the Class A Certificates and Mezzanine Certificates. In addition, the first adjustment of the rates for the adjustable-rate mortgage loans will not occur until two years or three years after the date of origination as set forth in the term sheet in the table entitled “Product Type of the Aggregate Mortgage Loans.” As a result, the pass-through rate on the Class A Certificates and Mezzanine Certificates may increase relative to the mortgage rates on the mortgage loans, or may remain constant as the mortgage rates on the adjustable-rate mortgage loans decline. In either case, this would require that more of the interest generated by the mortgage loans be applied to cover interest on the Class A Certificates and Mezzanine Certificates.

•
If prepayments, defaults and liquidations occur more rapidly on the mortgage loans with relatively higher mortgage rates than on the mortgage loans with relatively lower mortgage rates, the amount of excess interest generated by the mortgage loans will be less than would otherwise be the case.

Effect of Mortgage Rates on the Certificates

The Class A Certificates and Mezzanine Certificates accrue interest at pass-through rates based on the one-month LIBOR index plus specified margins, but are subject to a limit. The limit on the pass-through rates for the Class A Certificates and the Mezzanine Certificates is based on the weighted average of the mortgage rates on the mortgage loans, net of certain fees and expenses of the trust (including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment owed to the Swap Provider, other than a Swap Termination Payment due to a Swap Termination Trigger Event).

The adjustable-rate mortgage loans have mortgage rates that adjust based on six-month LIBOR. The adjustable-rate mortgage loans have periodic and maximum limitations on adjustments to their mortgage rates, and will have the first adjustment to their mortgage rates generally two years or three years after the origination thereof. The fixed-rate mortgage loans have mortgage rates that will not adjust. As a result of the limit on the pass-through rates on the Class A Certificates and the Mezzanine Certificates, such certificates may accrue less interest than they would accrue if their pass-through rates were based solely on the one-month LIBOR index plus the specified margin.

A variety of factors could limit the pass-through rates on the Class A Certificates and the Mezzanine Certificates. Some of these factors are described below:

•
The pass-through rates for the Class A Certificates and the Mezzanine Certificates adjust monthly while the mortgage rates on the adjustable-rate mortgage loans adjust less frequently and the mortgage rates on the fixed-rate mortgage loans do not adjust. Furthermore, the adjustable-rate mortgage loans will have the first adjustment to their mortgage rates generally two years or three years following their origination. Consequently, the limit on the pass-through rates on the Class A Certificates and the Mezzanine Certificates may prevent any increases in the pass-through rates on such certificates for extended periods in a rising interest rate environment.

•
If prepayments, defaults and liquidations occur more rapidly on the mortgage loans with relatively higher mortgage rates than on the mortgage loans with relatively lower mortgage rates, the pass-through rates on the Class A Certificates and the Mezzanine Certificates are more likely to be limited.

•
The index used to determine the mortgage rates on the adjustable-rate mortgage loans may respond to different economic and market factors than does one-month LIBOR. It is possible that the mortgage rates on the adjustable-rate mortgage loans may decline while the pass-through rates on the Class A Certificates and Mezzanine Certificates are stable or rising. It is also possible that the mortgage rates on the adjustable-rate mortgage loans and the pass-through rates on the Class A Certificates and Mezzanine Certificates may both decline or increase during the same period, but that the pass-through rates on the Class A Certificates and Mezzanine Certificates may decline more slowly or increase more rapidly.

If the pass-through rates on the Class A Certificates or the Mezzanine Certificates are limited for any distribution date, the resulting basis risk shortfalls may be recovered by the holders of these certificates on such distribution date or future distribution dates to the extent that on such distribution date or future distribution dates there is sufficient available funds remaining after certain other distributions on the Class A Certificates and the Mezzanine Certificates and the payment of certain fees and expenses of the trust (including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment owed to the Swap Provider, other than a Swap Termination Payment due to a Swap Termination Trigger Event).

Amounts distributed on the Class A Certificates and Mezzanine Certificates in respect of such shortfalls may be supplemented by the Interest Rate Swap Agreement (to the extent that the floating payment by the Swap Provider exceeds the fixed payment by the trust on any distribution date and such amount is available in the priority described in the term sheet) or the Interest Rate Cap Agreements (to the extent that the one-month LIBOR exceeds the strike rate on any distribution date and such amount is available in the priority described in the term sheet). However, the amount received from the Swap Provider under the Interest Rate Swap Agreement or the Cap Provider under the Interest Rate Cap Agreements may be insufficient to pay the holders of the applicable certificates the full amount of interest which they would have received absent the limitations of the rate cap.

Risks Associated with the Mezzanine Certificates

The weighted average lives of, and the yields to maturity on, the Mezzanine Certificates will be progressively more sensitive, in increasing order of their numerical class designations, to the rate and timing of mortgagor defaults and the severity of ensuing losses on the mortgage loans. If the actual rate and severity of losses on the mortgage loans is higher than those assumed by an investor in such certificates, the actual yield to maturity of such certificates may be lower than the yield anticipated by such holder based on such assumption. The timing of losses on the mortgage loans will also affect an investor’s actual yield to maturity, even if the rate of defaults and severity of losses over the life of the mortgage loans are consistent with an investor’s expectations. In general, the earlier a loss occurs, the greater the effect on an investor’s yield to maturity. Realized losses on the mortgage loans, to the extent they exceed the amount of excess interest and overcollateralization following distributions of principal on the related distribution date and any Net Swap Payment received under the Interest Rate Swap Agreement and any amounts received under the Interest Rate Cap Agreements will reduce the certificate principal balance of the class of Mezzanine Certificate then outstanding with the highest numerical class designation. As a result of such reductions, less interest will accrue on such class of Mezzanine Certificates than would otherwise be the case. Once a realized loss is allocated to a Mezzanine Certificate, no principal or interest will be distributable with respect to such written down amount (except in the case of subsequent recoveries). However, the amount of any realized losses allocated to the Mezzanine Certificates may be distributed to the holders of the Mezzanine Certificates according to the priorities set forth in the term sheet.

Unless the aggregate certificate principal balance of the Class A Certificates has been reduced to zero, the Mezzanine Certificates will not be entitled to any principal distributions until at least January 2010 or during any period in which delinquencies or realized losses on the mortgage loans exceed certain levels. As a result, the weighted average lives of the Mezzanine Certificates will be longer than would otherwise be the case if distributions of principal were allocated among all of the certificates at the same time. As a result of the longer weighted average lives of the Mezzanine Certificates, the holders of such certificates have a greater risk of suffering a loss on their investments. Further, because such certificates might not receive any principal if certain delinquency levels occur, it is possible for such certificates to receive no principal distributions even if no losses have occurred on the mortgage loans.

In addition, the multiple class structure of the Mezzanine Certificates causes the yield of such classes to be particularly sensitive to changes in the rates of prepayment of the mortgage loans. Because distributions of principal will be made to the holders of such certificates according to the priorities described in the term sheet, the yield to maturity on such classes of certificates will be sensitive to the rates of prepayment on the mortgage loans experienced both before and after the commencement of principal distributions on such classes. The yield to maturity on such classes of certificates will also be extremely sensitive to losses due to defaults on the mortgage loans (and the timing thereof), to the extent such losses are not covered by excess interest, the Class CE Certificates, Net Swap Payments received under the Interest Rate Swap Agreement, amounts received under the Interest Rate Cap Agreements or a class of Mezzanine Certificates with a higher numerical class designation. Furthermore, the timing of receipt of principal and interest by the Mezzanine Certificates may be adversely affected by losses even if such classes of certificates do not ultimately bear such loss.

Prepayment Interest Shortfalls and Relief Act Shortfalls

When a mortgage loan is prepaid, the mortgagor is charged interest on the amount prepaid only up to the date on which the prepayment is made, rather than for an entire month. This may result in a shortfall in interest collections available for distribution on the next distribution date. The servicer is required to cover that portion of the shortfall in interest collections attributable to voluntary prepayments in full that occur during the applicable portion of the related Prepayment Period for mortgage loans serviced by it, but only up to the amount of the servicer’s servicing fee for the related calendar month. If the servicer fails to pay such amount, the master servicer as successor servicer will be obligated under the pooling and servicing agreement to pay such amount. In addition, certain shortfalls in interest collections arising from the application of the Relief Act or similar state laws will not be covered by the servicer or the master servicer.

On any distribution date, any shortfalls resulting from the application of the Relief Act and any Prepayment Interest Shortfalls to the extent not covered by the servicer or the master servicer as successor servicer will be allocated, first, to the interest distribution amount with respect to the Class CE Certificates, and thereafter, to the monthly interest distributable amounts with respect to the Class A Certificates and Mezzanine Certificates on a pro rata basis based on the respective amounts of interest accrued on such certificates for such distribution date. The holders of the Class A Certificates and Mezzanine Certificates will not be entitled to reimbursement for any such interest shortfalls. If these shortfalls are allocated to the Class A Certificates and Mezzanine Certificates, the amount of interest distributed to those certificates will be reduced, adversely affecting the yield on your investment.

Delay in Receipt of Liquidation Proceeds; Liquidation Proceeds May Be Less than Principal Balance of Mortgage Loans

Substantial delays could be encountered in connection with the liquidation of delinquent mortgage loans. Further, reimbursement of advances made on a mortgage loan, reimbursement for all payments due on or prior to the cut-off date, liquidation expenses such as legal fees, real estate taxes, hazard insurance and maintenance and preservation expenses may reduce the portion of liquidation proceeds distributable to you. If a mortgaged property fails to provide adequate security for the mortgage loan, you will incur a loss on your investment if the credit enhancements are insufficient to cover the loss.

High Loan-to-Value Ratios Increase Risk of Loss

Mortgage loans with higher loan-to-value ratios may present a greater risk of loss than mortgage loans with loan-to-value ratios of 80.00% or below. Certain mortgage loans as set forth in the tables entitled “Original LTV Ratios of the Aggregate Mortgage Loans” to the term sheet had loan-to-value ratios with respect to first lien mortgage loans or combined loan-to-value ratios with respect to second lien mortgage loans at origination in excess of 80.00%, but no more than 100.00% at origination. Additionally, the originator’s determination of the value of a mortgaged property used in the calculation of the loan-to-value ratios or combined loan-to-value ratios of the mortgage loans may differ from the appraised value of such mortgaged properties.

Geographic Concentration

The charts presented in the term sheet list the states with the highest concentrations of mortgage loans. Because of the relative geographic concentration of the mortgaged properties within certain states, losses on the mortgage loans may be higher than would be the case if the mortgaged properties were more geographically diversified. For example, some of the mortgaged properties may be more susceptible to certain types of special hazards, such as earthquakes, hurricanes, floods, wildfires and other natural disasters and major civil disturbances, than residential properties located in other parts of the country.

In addition, the conditions below will have a disproportionate impact on the mortgage loans in general:

•	Economic conditions in states with high concentrations of mortgage loans may affect the ability of mortgagors to repay their loans on time even if such conditions do not affect real property values.

•
Declines in the residential real estate markets in the states with high concentrations of mortgage loans may reduce the values of properties located in those states, which would result in an increase in loan-to-value ratios.

•
Any increase in the market value of properties located in the states with high concentrations of mortgage loans would reduce loan-to-value ratios and could, therefore, make alternative sources of financing available to mortgagors at lower interest rates, which could result in an increased rate of prepayment of the mortgage loans.

The Interest Rate Swap Agreement and the Swap Provider

Any amounts received from the Swap Provider under the Interest Rate Swap Agreement will be applied as described in the term sheet to pay interest shortfalls and basis risk shortfalls, maintain the required level of overcollateralization and cover losses. However, no amounts will be payable by the Swap Provider unless the floating amount owed by the Swap Provider on a distribution date exceeds the fixed amount owed to the Swap Provider on such distribution date. This will not occur except in periods when one-month LIBOR (as determined pursuant to the Interest Rate Swap Agreement) generally exceeds the rate set forth in the term sheet. No assurance can be made that any amounts will be received under the Interest Rate Swap Agreement, or that any such amounts that are received will be sufficient to maintain the required level of overcollateralization or to cover interest shortfalls, basis risk shortfalls and losses on the mortgage loans. Any net payment payable to the Swap Provider under the terms of the Interest Rate Swap Agreement will reduce amounts available for distribution to certificateholders, and may reduce the pass-through rates of the certificates. If the rate of prepayments on the mortgage loans is faster than anticipated, the schedule on which payments due under the Interest Rate Swap Agreement are calculated may exceed the aggregate principal balance of the mortgage loans, thereby increasing the relative proportion of interest collections on the mortgage loans that must be applied to make net payments to the Swap Provider. The combination of a rapid rate of prepayment and low prevailing interest rates could adversely affect the yields on the Class A Certificates and Mezzanine Certificates. In addition, any Swap Termination Payment payable to the Swap Provider (other than a Swap Termination Payment resulting from a Swap Provider Trigger Event) in the event of early termination of the Interest Rate Swap Agreement will reduce amounts available for distribution to certificateholders.

Upon early termination of the Interest Rate Swap Agreement, the trust or the Swap Provider may be obligated to make a Swap Termination Payment to the other party (regardless of which party caused the termination). The Swap Termination Payment will be computed in accordance with the procedures set forth in the Interest Rate Swap Agreement. In the event that the trust is required to make a Swap Termination Payment, that payment will be paid on the related distribution date, and on any subsequent distribution dates until paid in full, generally prior to distributions to certificateholders. This feature may result in losses on the certificates. Due to the priority of the applications of the available funds, the Mezzanine Certificates will bear the effects of any shortfalls resulting from a Net Swap Payment or Swap Termination Payment by the trust before such effects are borne by the Class A Certificates and one or more classes of Mezzanine Certificates may suffer a loss as a result of such payment.

To the extent that distributions on the Class A Certificates and Mezzanine Certificates depend in part on payments to be received by the trust under the Interest Rate Swap Agreement, the ability of the trust administrator to make such distributions on such certificates will be subject to the credit risk of the Swap Provider to the Interest Rate Swap Agreement. In addition, no assurance can be made that in the event of an early termination of the Interest Rate Swap Agreement, the depositor will be able to obtain a replacement interest rate swap agreement. The credit rating of the Swap Provider as of the date of this term sheet supplement is lower than “AA-.“

The Interest Rate Cap Agreements are Subject to Counterparty Risk

The assets of the trust include the Interest Rate Cap Agreements, which will require the counterparty thereunder to make certain payments for the benefit of the holders of the Class A Certificates and Mezzanine Certificates. To the extent that distributions on the Class A Certificates or Mezzanine Certificates depend in part on payments to be received by the trust administrator under each Interest Rate Cap Agreement, the ability of the trust administrator to make such distributions on such certificates will be subject to the credit risk of the related counterparty to each Interest Rate Cap Agreement. Although there is a mechanism in place to facilitate replacement of a Interest Rate Cap Agreement upon the default or credit impairment of an Interest Rate Cap Agreement counterparty, there can be no assurance that any such mechanism will result in the ability of the depositor to obtain a suitable replacement Interest Rate Cap Agreement.

Lack of Liquidity

The underwriter intends to make a secondary market in the offered certificates, but has no obligation to do so. There is no assurance that such a secondary market will develop or, if it develops, that it will continue. Consequently, you may not be able to sell your certificates readily or at prices that will enable you to realize your desired yield. The market values of the certificates are likely to fluctuate; these fluctuations may be significant and could result in significant losses to you.

The secondary markets for asset-backed securities have experienced periods of illiquidity and can be expected to do so in the future. Illiquidity can have a severely adverse effect on the prices of securities that are especially sensitive to prepayment, credit, or interest rate risk, or that have been structured to meet the investment requirements of limited categories of investors.

Rights of the NIMS Insurer

Pursuant to the terms of the pooling and servicing agreement, unless there exists a NIMS Insurer Default, such NIMS Insurer will be entitled to exercise, among others, the following rights of the holders of the Class A Certificates and Mezzanine Certificates, without the consent of such holders, and the holders of the Class A Certificates and Mezzanine Certificates may exercise such rights only with the prior written consent of such NIMS Insurer: (i) the right to provide notices of servicer defaults or master servicer defaults and the right to direct the termination of the rights and obligations of the servicer or the master servicer under the pooling and servicing agreement in the event of a default by the servicer or the master servicer; (ii) the right to remove the trustee or the trust administrator or any co-trustee or custodian pursuant to the pooling and servicing agreement; and (iii) the right to direct the trust administrator to make investigations and take actions pursuant to the pooling and servicing agreement. In addition, unless a NIMS Insurer Default exists, such NIMS Insurer’s consent will be required prior to, among other things, (i) the removal or replacement of the servicer, the master servicer , any successor servicer or successor master servicer, the trust administrator or the trustee, (ii) the appointment or termination of any subservicer or co-trustee or (iii) any amendment to the pooling and servicing agreement.

Investors in the offered certificates should note that:

•	any insurance policy issued by the NIMS Insurer, if any, will not cover, and will not benefit in any manner whatsoever, the offered certificates;

•	the rights to be granted to the NIMS Insurer, if any, are extensive;

•
the interests of the NIMS Insurer, if any, may be inconsistent with, and adverse to the interests of the holders of the offered certificates and the NIMS Insurer, if any, has no obligation or duty to consider the interests of the offered certificates in connection with the exercise or nonexercise of such NIMS Insurer’s rights;

•
such NIMS Insurer’s exercise of the rights and consents set forth above may negatively affect the offered certificates and the existence of such NIMS Insurer’s rights, whether or not exercised, may adversely affect the liquidity of the offered certificates relative to other asset-backed certificates backed by comparable mortgage loans and with comparable payment priorities and ratings; and

•	there may be more than one series of notes insured by the NIMS Insurer and the NIMS Insurer will have the rights set forth herein so long as any such series of notes remain outstanding.

Nature of the Mortgage Loans

The mortgage loans in the trust were originated in accordance with the originator’s underwriting guidelines described herein without regard to whether such mortgage loans would be acceptable for purchase by Fannie Mae or Freddie Mac. As a result, delinquencies and liquidation proceedings are more likely with these mortgage loans than with mortgage loans that are originated in a more traditional manner. As a result of the use of such underwriting standards, in the event the mortgage loans do become delinquent or subject to liquidation, you may face delays in receiving payment and losses if the credit enhancements are insufficient to cover the delays and losses.

Reduction or Withdrawal of Ratings

Each rating agency rating the offered certificates may change or withdraw its initial ratings at any time in the future if, in its judgment, circumstances warrant a change. No person is obligated to maintain the ratings at their initial levels. If a rating agency reduces or withdraws its rating on one or more classes of the offered certificates, the liquidity and market value of the affected certificates is likely to be reduced.

Suitability of the Offered Certificates as Investments

The offered certificates are not suitable investments for any investor that requires a regular or predictable schedule of monthly distributions or distribution on any specific date. The offered certificates are complex investments that should be considered only by investors who, either alone or with their financial, tax and legal advisors, have the expertise to analyze the prepayment, reinvestment, default and market risk, the tax consequences of an investment and the interaction of these factors.

FORWARD LOOKING STATEMENTS

We use certain forward looking statements herein. These forward looking statements are found in the material, including each of the tables, set forth under “Risk Factors”. Forward looking statements are also found elsewhere herein and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date hereof. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

(1) economic conditions and industry competition;

(2) political and/or social conditions; and

(3) the law and government regulatory initiatives.

We will not update or revise any forward looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

DEFINED TERMS

We define and use capitalized terms herein to assist you in understanding the terms of the offered certificates and this offering. We define the capitalized terms we use herein under the caption “Glossary of Terms” herein.

THE MORTGAGE LOANS

All of the Mortgage Loans will be secured by first or second mortgages or deeds of trust or other similar security instruments which create first or second liens on one- to four-family residential properties consisting of attached or detached one- to four-family dwelling units and individual condominium units.

The Mortgage Loans will generally consist of mortgages to subprime borrowers.

The sponsor previously purchased the Mortgage Loans from the originator pursuant to the Mortgage Loan Purchase Agreement. The depositor will purchase the Mortgage Loans from the sponsor and acquire the sponsor’s rights against the originator under the Mortgage Loan Purchase Agreement pursuant to an Assignment Agreement. Pursuant to the Pooling and Servicing Agreement, the depositor will cause the Mortgage Loans and the depositor’s rights under the Mortgage Loan Purchase Agreement to be assigned to the trustee for the benefit of the certificateholders.

Each of the Mortgage Loans was selected from the sponsor’s portfolio of mortgage loans. The Mortgage Loans were originated by the originator or acquired by the originator in the secondary market in the ordinary course of its business and were underwritten or re-underwritten by the originator in accordance with its underwriting standards. A description of the underwriting standards used by the originator are described under “The Originator” in this term sheet supplement.

Under the Mortgage Loan Purchase Agreement and the Assignment Agreement, the originator will make certain representations and warranties to the depositor relating to, among other things, the due execution and enforceability of the Mortgage Loan Purchase Agreement and certain characteristics of the related Mortgage Loans. Subject to certain limitations, the originator or the sponsor will be obligated to repurchase or substitute a similar mortgage loan for any Mortgage Loan as to which there exists deficient documentation or an uncured breach of any such representation or warranty, if such breach of any such representation or warranty materially and adversely affects the certificateholders’ interests in such Mortgage Loan. The sponsor is selling the Mortgage Loans without recourse and will have no obligation with respect to the offered certificates in its capacity as seller other than the repurchase or substitution obligations described above. The originator will not have any obligation with respect to the offered certificates other than the repurchase or substitution obligations described above.

The Mortgage Loans are subject to the “due-on-sale” provisions included therein which provide that the Mortgage Loan is assumable by a creditworthy purchaser of the related Mortgaged Property.

The Mortgage Loans will be held in custody and safekeeping by Deutsche Bank National Trust Company.

STATIC POOL INFORMATION

The depositor will make available any material static pool information as required under the SEC’s rules and regulations on a website on the world wide web. The static pool information material to this offering of certificates is located at http://www.ubs.com/regulationab.

The static pool information is not deemed to be a part of this prospectus or the registration statement of which this prospectus is a part to the extent that the static pool information relates to (a) any trust fund that was established before January 1, 2006 and (b) information relating to assets of any trust fund established on or after January 1, 2006, which information relates to periods prior to January 1, 2006.

THE ORIGINATOR

The information set forth in the following paragraphs with regard to New Century Mortgage Corporation and its underwriting standards has been provided by New Century Mortgage Corporation.

General

All of the Mortgage Loans were originated or acquired by the originator. The originator is a wholly owned operating subsidiary of New Century Financial Corporation, a publicly traded company. Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and a full service mortgage finance company, providing first and second mortgage products to borrowers nationwide. New Century Financial Corporation offers a broad range of mortgage products designed to meet the needs of all borrowers.

The originator is a consumer finance and mortgage banking company that originates, purchases and sells first lien and second lien mortgage loans and other consumer loans. A substantial number of the mortgage loans originated by the originator are commonly referred to as non-conforming “B&C” mortgage loans or subprime mortgage loans.

As of June 30, 2006, New Century Financial Corporation employed approximately 7,100 associates and originated loans through its wholesale network of more than 53,000 independent mortgage brokers through 33 regional processing centers operating in 19 states. Its retail network operates through 246 sales offices in 35 states. For the six months ending June 30, 2006, New Century Financial Corporation originated $29.6 billion in mortgage loans.

The following table describes the size, composition and growth of the originator’s total residential mortgage loan production over the periods indicated.

	December 31, 2003		December 31, 2004		December 31, 2005		June 30, 2006
	Number	Total Mortgage Loan Production ($)	Number	Total Mortgage Loan Production ($)	Number	Total Mortgage Loan Production ($)	Number	Total Mortgage Loan Production ($)
Residential Mortgage Loans	164,373	27,382,838	242,877	42,199,640	310,389	56,108,241	161,965	29,610,757

Underwriting Standards

All of the Mortgage Loans will be acquired on the closing date by the depositor from the sponsor and were acquired by the sponsor from New Century prior to the closing date. All of the Mortgage Loans were originated or acquired by the originator in accordance with the underwriting guidelines described herein (the “New Century Underwriting Guidelines”). The following is a general summary of the New Century Underwriting Guidelines as generally applied, with some variation, by the originator. This summary does not purport to be a complete description of the underwriting standards of the originator.

The New Century Underwriting Guidelines are primarily intended to assess the borrower’s ability to repay the related Mortgage Loan, to assess the value of the mortgaged property and to evaluate the adequacy of the property as collateral for the Mortgage Loan. All of the Mortgage Loans were also underwritten with a view toward the resale of the Mortgage Loans in the secondary mortgage market. While the originator’s primary consideration in underwriting a mortgage loan is the value of the mortgaged property, the originator also considers, among other things, a mortgagor’s credit history, repayment ability and debt service-to-income ratio, as well as the type and use of the mortgaged property. The Mortgage Loans, in most cases, bear higher rates of interest than mortgage loans that are originated in accordance with Fannie Mae and Freddie Mac standards, which is likely to result in rates of delinquencies and foreclosures that are higher, and that may be substantially higher, than those experienced by portfolios of mortgage loans underwritten in a more traditional manner. As a result of the originator’s underwriting criteria, changes in the values of the related Mortgaged Properties may have a greater effect on the delinquency, foreclosure and loss experience on the Mortgage Loans than these changes would be expected to have on mortgage loans that are originated in a more traditional manner. No assurance can be given that the values of the related Mortgaged Properties have remained or will remain at the levels in effect on the dates of origination of the related Mortgage Loans. In addition, there can be no assurance that the value of the related Mortgaged Property estimated in any appraisal or review is equal to the actual value of that Mortgaged Property at the time of that appraisal or review.

The Mortgage Loans have been originated in accordance with the New Century Underwriting Guidelines. On a case-by-case basis, exceptions to the New Century Underwriting Guidelines are made where compensating factors exist. It is expected that a substantial portion of the Mortgage Loans will represent these exceptions.

Each applicant completes an application that includes information with respect to the applicant’s liabilities, income, credit history, employment history and personal information. The New Century Underwriting Guidelines require a credit report on each applicant from a credit reporting company. The report typically contains information relating to matters such as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcies, repossessions or judgments. Mortgaged properties that are to secure mortgage loans generally are appraised by qualified independent appraisers. These appraisers inspect and appraise the subject property and verify that the property is in acceptable condition. Following each appraisal, the appraiser prepares a report that includes a market value analysis based on recent sales of comparable homes in the area and, when deemed appropriate, replacement cost analysis based on the current cost of constructing a similar home. All appraisals are required to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and are generally on forms acceptable to Fannie Mae and Freddie Mac. The New Century Underwriting Guidelines require a review of the appraisal by a qualified employee of the originator or by an appraiser retained by the originator. The originator uses the value as determined by the review in computing the loan-to-value ratio of the related mortgage loan if the appraised value of a mortgaged property, as determined by a review, is (i) more than 10% greater but less than 25% lower than the value as determined by the appraisal for mortgage loans having a loan-to-value ratio or a combined loan-to-value ratio of up to 90%, and (ii) more than 5% greater but less than 25% lower than the value as determined by the appraisal for mortgage loans having a loan-to-value ration or a combined loan-to-value ratio of between 91-95%. For mortgage loans having a loan-to-value ratio or a combined loan-to-value ratio greater than 95%, the appraised value as determined by the review is used in computing the loan-to-value ratio of the related mortgage loan. If the appraised value of a mortgaged property as determined by a review is 25% or more lower than the value as determined by the appraisal, then the originator obtains a new appraisal and repeats the review process.

The Mortgage Loans were originated consistent with and generally conform to the New Century Underwriting Guidelines’ full documentation, limited documentation and stated income documentation residential loan programs. Under each of the programs, the originator reviews the applicant’s source of income, calculates the amount of income from sources indicated on the loan application or similar documentation, reviews the credit history of the applicant, calculates the debt service-to-income ratio to determine the applicant’s ability to repay the loan, reviews the type and use of the property being financed, and reviews the property. In determining the ability of the applicant to repay the loan, a qualifying rate has been created under the New Century Underwriting Guidelines that generally is equal to the interest rate on that loan. The New Century Underwriting Guidelines require that mortgage loans be underwritten in a standardized procedure which complies with applicable federal and state laws and regulations and requires the originator’s underwriters to be satisfied that the value of the property being financed, as indicated by an appraisal and a review of the appraisal, currently supports the outstanding loan balance. In general, the maximum loan amount for mortgage loans originated under the programs is $1,500,000 (additional requirements may be imposed in connection with Mortgage Loans in excess of $1,500,000). The New Century Underwriting Guidelines generally permit loans on one- to four-family residential properties to have a loan-to-value ratio at origination of up to 95% with respect to first liens loans. The maximum loan-to-value ratio depends on, among other things, the purpose of the mortgage loan, a borrower’s credit history, home ownership history, mortgage payment history or rental payment history, repayment ability and debt service-to-income ratio, as well as the type and use of the property. With respect to mortgage loans secured by mortgaged properties acquired by a mortgagor under a “lease option purchase,” the loan-to-value ratio of the related mortgage loan is based on the lower of the appraised value at the time of origination of the mortgage loan or the sale price of the related mortgaged property if the “lease option purchase price” was set less than 12 months prior to origination and is based on the appraised value at the time of origination if the “lease option purchase price” was set 12 months or more prior to origination.

The New Century Underwriting Guidelines require that the income of each applicant for a mortgage loan under the full documentation program be verified. The specific income documentation required for the originator’s various programs is as follows: under the full documentation program, applicants usually are required to submit one written form of verification of stable income for at least 12 months from the applicant’s employer for salaried employees and 24 months for self-employed applicants; under the limited documentation program, applicants usually are required to submit verification of stable income for at least 6 months, such as 6 consecutive months of complete personal checking account bank statements, and under the stated income documentation program, an applicant may be qualified based upon monthly income as stated on the mortgage loan application if the applicant meets certain criteria. All the foregoing programs require that, with respect to salaried employees, there be a telephone verification of the applicant’s employment. Verification of the source of funds, if any, that are required to be deposited by the applicant into escrow in the case of a purchase money loan is required.

In evaluating the credit quality of borrowers, the originator utilizes credit bureau risk scores, or a FICO score, a statistical ranking of likely future credit performance developed by Fair, Isaac & Company and the three national credit data repositories: Equifax, TransUnion and Experian.

The New Century Underwriting Guidelines have the following categories and criteria for grading the potential likelihood that an applicant will satisfy the repayment obligations of a mortgage loan:

“AA” Risk. Under the “AA” risk category, the applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Two or more tradelines (one of which with 24 months history and no late payments) are required for loan-to-value ratios above 90%. The borrower must have no late mortgage payments within the last 12 months on an existing mortgage loan. An existing mortgage loan must be less than 30 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with a FICO score of less than 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 (or 580 under the stated income documentation program) may have occurred as long as such bankruptcy is discharged at least one day prior to funding of the loan. A maximum loan-to-value ratio of 95% is permitted with respect to borrowers with a FICO score less than or equal to 550 (or 580 with respect to stated income documentation programs) with Chapter 7 bankruptcy, which Chapter 7 bankruptcy is discharged at least one day prior to loan funding. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower’s loan (any such loan may not exceed a 90% loan-to-value ratio), provided that such borrower has a FICO score of at least 550, or 80% loan-to-value ratio provided that such borrower has a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding two years. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 95% is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 90% is permitted for a mortgage loan on a non-owner occupied single family or two unit property, an owner occupied high-rise condominium or a three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties and non-owner occupied three to four family residential properties or high-rise condominiums is 85%. The maximum loan-to-value ratio for non-owner occupied rural, remote or unique properties is 80%. The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for either a refinance loan or a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

“A+” Risk. Under the “A+” risk category, the applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Two or more tradelines (one of which with 24 months history and no late payments) are required for loan-to-value ratios above 90%. A maximum of one 30 day late payment within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 60 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with FICO scores of less than 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 (or 580 under the stated income documentation program) may have occurred as long as such bankruptcy is discharged at least one day prior to funding of the loan. A maximum loan-to-value ratio of 95% is permitted with respect to borrowers with a FICO score less than or equal to 550 (or 580 with respect to stated income documentation programs) with Chapter 7 bankruptcy, which Chapter 7 bankruptcy is discharged at least one day prior to loan funding. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower’s loan (any such loan may not exceed a 90% loan-to-value ratio), provided that such borrower has a FICO score of at least 550 or 80% loan-to-value ratio provided that such borrower has a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding two years. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 95% (or 90% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 90% (or 85% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a non-owner occupied property single family or two unit property, and an owner occupied high-rise condominium or a three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties and a non-owner occupied three to four family residential property or high-rise condo is 85% (or 80% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for non-owner occupied rural, remote or unique properties is 80% (or 75% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for either a refinance loan or a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

“A-” Risk. Under the “A-” risk category, an applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. A maximum of three 30 day late payments within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 60 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with FICO scores of less than 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 (or 580 under the stated income documentation program) may have occurred as long as such bankruptcy is discharged at least one day prior to funding of the loan. A maximum loan-to-value ratio of 95% is permitted with respect to borrowers with a FICO score less than or equal to 550 (or 580 with respect to stated income documentation programs) with Chapter 7 bankruptcy, which Chapter 7 bankruptcy is discharged at least one day prior to loan funding. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower’s loan (any such loan may not exceed a 90% loan-to-value ratio), provided that such borrower has a FICO score of at least 550 or 80% loan-to-value ratio provided that such borrower has a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding two years. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 95% (or 85% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 90% (or 80% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a non-owner occupied single family or two unit property, and an owner occupied high-rise condominium or three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote, or unique properties, and non-owner occupied three to four family residential properties or high rise condominiums is 85% (or 80% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for a non-owner occupied rural, remote or unique property is 85% (or 75% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for a refinance loan and 100%, for a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

“B” Risk. Under the “B” risk category, an applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Unlimited 30 day late payments and a maximum of one 60 day late payment within the last 12 months are acceptable on an existing mortgage loan. An existing mortgage loan must be less than 90 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with a FICO score less than or equal to 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 may have occurred as long as such bankruptcy has been discharged at least one day prior to funding of the loan. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower’s loan (such loan may not exceed an 90% loan-to-value ratio for borrowers with a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding 18 months. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 90% (or 80% for mortgage loans originated under the stated income documentation program), is permitted for a mortgage loan on an owner occupied singe family or two unit property. A maximum loan-to-value ratio of 85% (or 75% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a non-owner occupied single family or two unit property, and an owner occupied high-rise condominium or a three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties, and a non-owner occupied three to four family property or high-rise condo is 80% (or 70% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for a non-owner occupied rural, remote or unique property is 80% (or 70% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for a refinance loan and for a purchase money loan. The maximum debt service-to-income ratio is usually 50%, unless the loan-to-value ratio is reduced.

“C” Risk. Under the “C” risk category, an applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Unlimited 30 day and 60 day late payments and a maximum of one 90 day late payment within the last 12 months are acceptable on an existing mortgage loan. An existing mortgage loan must be less than 120 days late at the time of funding of the loan. All bankruptcies must be discharged at least one day prior to funding of the loan; provided, however, that Chapter 13 bankruptcies may be discharged with loan proceeds. No notice of default filings may have occurred during the preceding 12 months. The mortgaged property must be in at least average condition. In most cases, a maximum loan-to-value ratio of 80% (or 75% for mortgage loans originated under the stated income documentation program) for a mortgage loan on an owner occupied single family or two unit property is permitted. A maximum loan-to-value ratio of 75% is permitted for a mortgage loan on a non-owner occupied single family or 2 unit property (refinance only), or an owner occupied high-rise condominium or three to four family residential property (or 70% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for owner occupied rural, remote or unique properties, and non-owner occupied three to four family residential properties or high-rise condos is 70% (or 65% for mortgages originated under the stated income documentation program). The maximum loan-to-value ratio for a non-owner occupied rural, remote or unique property (refinance only) is 70% (or 60% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 85% for a refinance loan and for a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

“C-” Risk. Under the “C-” risk category, an applicant must have a FICO score of 500, or greater. Unlimited 30, 60 and 90 day late payments and a maximum of one 120 day late payment is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 150 days late at the time of funding of the loan. There may be no current notice of default and all bankruptcies must be discharged at least one day prior to funding of the loan; provided, however, that Chapter 13 bankruptcies may be discharged with loan proceeds. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 70% (55% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a owner occupied single family or two unit property. A maximum loan-to-value ratio of 65% is permitted for a mortgage loan on a non-owner occupied property single family or two unit property (refinance only), and an owner occupied high-rise condominium or a three to four family residential property (50% for a mortgage loan on a non-owner occupied property, an owner occupied high-rise condominium or a three to four family residential property originated under the stated income documentation program). Rural, remote or unique properties are not allowed. The maximum combined loan-to-value ratio, including any related subordinate lien, is 80% for a refinance loan and 80% for a purchase money loan. The maximum debt service-to-income ratio is usually 55%.

Special Programs. The originator originates loans which it calls “special programs” to enable borrowers with higher FICO scores and good mortgage histories the ability to obtain larger loan amounts or higher loan-to-value ratios. Special programs extend loan-to-value ratios to a maximum of 100%, and combined 80/20 (first/second) loan combinations to 100% combined loan-to-value ratios and loan amounts to $1,500,000 with higher minimum FICO scores and paid-as-agreed minimum tradeline requirements. No bankruptcy filing may have occurred during the preceding year for borrowers with FICO scores less than 580, under the full income documentation program and the limited income documentation program or 620 under the stated income documentation program (Chapter 13 bankruptcies may not be paid off with loan proceeds) for combined 80%/20% (first/second) loan combinations. For first mortgage loans having 100% loan-to-value ratios, no bankruptcy filing may have occurred during the preceding two years. No notice of default filings may have occurred during the preceding two years. The mortgaged property must be in at least average condition. The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for either a refinance loan or a purchase money loan. The maximum debt service-to-income ratio is usually 50%.

Exceptions. As described above, the foregoing categories and criteria are guidelines only. On a case by case basis, it may be determined that an applicant warrants a debt service-to-income ratio exception, a pricing exception, a loan-to-value ratio exception, an exception from certain requirements of a particular risk category, etc. An exception may be allowed if the application reflects compensating factors, such as: low loan-to-value ratio; pride of ownership; a maximum of one 30 day late payment on all mortgage loans during the last 12 months; and stable employment or ownership of current residence of four or more years. An exception may also be allowed if the applicant places a down payment through escrow of at least 20% of the purchase price of the mortgaged property or if the new loan reduces the applicant’s monthly aggregate mortgage payment by 25% or more. Accordingly, a mortgagor may qualify in a more favorable risk category than, in the absence of compensating factors, would satisfy only the criteria of a less favorable risk category. It is expected that a substantial portion of the Mortgage Loans will represent these kinds of exceptions.

THE MASTER SERVICER AND TRUST ADMINISTRATOR

The information set forth in certain of the following paragraphs has been provided by the master servicer.

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as master servicer and trust administrator under the Pooling and Servicing Agreement. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company with approximately $482 billion in assets, 23 million customers and 153,000 employees as of December 31, 2005, Wells Fargo & Company is a U.S. bank holding company, providing banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsor and the servicer may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Wells Fargo Bank will act as master servicer pursuant to the Pooling and Servicing Agreement. The master servicer is responsible for the review and receipt of monthly servicer reports and remittances and for the oversight of the performance of the servicer under the terms of the Pooling and Servicing Agreement. In particular, the master servicer will independently calculate monthly loan balances based on servicer data, compare the results of such calculations to servicer loan-level reports and reconcile any discrepancies with the servicer. The master servicer will also review the servicing of defaulted mortgage loans for compliance with the terms of the Pooling and Servicing Agreement. In addition, upon the occurrence of certain Servicer events of default under the terms the Pooling and Servicing Agreement, the Master Servicer may be required to enforce certain remedies on behalf of the Trust against such defaulting servicer. Wells Fargo Bank has been engaged in the business of master servicing since June 30, 1995. As of June 30, 2006, Wells Fargo Bank was acting as master servicer for approximately 1253 series of residential mortgage-backed securities with an aggregate outstanding principal balance of approximately $651,189,990,090.

Under the terms of the Pooling and Servicing Agreement, Wells Fargo Bank also is responsible for trust administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As trust administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and the preparation of monthly reports on Form 10-D, annual reports on Form 10-K and certain current reports on Form 8-K that are required to be filed with the Securities and Exchange Commission on behalf of the trust. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995. As of June 30, 2006, Wells Fargo Bank was acting as securities administrator with respect to more than $894,773,136,436 of outstanding residential mortgage-backed securities.

Wells Fargo Bank serves or has served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

Wells Fargo Bank serves or has served within the past two years as warehouse master servicer for various mortgage loans owned by the sponsor or an affiliate of the sponsor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of the warehouse master servicing agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry.

Under the Pooling and Servicing Agreement, the trust administrator’s material duties will be (i) to authenticate and deliver the certificates; (ii) to maintain a certificate register; (iii) to calculate and make the required distributions to certificateholders on each Distribution Date; (iv) to prepare and make available to certificateholders the monthly distribution reports and any other reports required to be delivered by the trust administrator; (v) send a notice to holders of a class of certificates when the remaining Certificate Principal Balance of such class of certificates is to be paid on a specified Distribution Date; (vi) to perform certain tax administration services for the trust and (vii) to communicate with investors and rating agencies with respect to the certificates. In performing the obligations set forth in clauses (iii) and (iv) above, the trust administrator will be able to rely on the monthly loan information provided to it by the servicer, and will perform all obligations set forth above solely to the extent described in the Pooling and Servicing Agreement.

For a description of the limitations on the liability of the master servicer, see “Description of the Securities—Certain Matters Regarding the Master Servicer, the Depositor and the Trustee” in the base prospectus.

THE SERVICER

General

Effective as of November 1, 2006, Barclays Capital Real Estate Inc. d/b/a HomEq Servicing (“HomEq”) acquired substantially all of the assets of the U.S. subprime residential mortgage servicing business of HomEq Servicing Corporation (“Old HomEq”). There have been no material changes to the management or servicing platforms of HomEq in relation to Old HomEq and accordingly the information provided below regarding HomEq reflects the cumulative experience of Old HomEq and its predecessors. References below to HomEq's servicing experience and servicing portfolio will reflect the experience and portfolio acquired by HomEq in as a result of the acquisition transaction with Old HomEq (the “Transaction”).

HomEq Servicing

HomEq is a nationwide consumer loan servicing company, primarily involved in mortgage loan servicing, with facilities in North Highlands, California; Raleigh, North Carolina; and Boone, North Carolina. HomEq is an indirect, wholly-owned subsidiary of Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”). Barclays and its subsidiary undertakings (taken together, the “Group”) is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. Based on the Group’s unaudited financial information for the period ending June 30, 2006, the Group had total assets of approximately £986,375 million (2005: £850,388 million).

HomEq’s residential sub-prime and alternative servicing operations are currently rated as “Strong” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. Fitch Ratings has rated New HomEq “RPS1” as a primary servicer of residential Alt-A and sub-prime products, and “RSS1” as a special servicer. Moody's Investors Service currently rates HomEq “SQ1-” as a primary servicer of residential subprime mortgage loans. HomEq is an approved Freddie Mac and Fannie Mae servicer.

Although HomEq did not have any significant residential mortgage loan servicing experience prior to the Transaction, Old HomEq and its predecessors have been servicing residential mortgage loans since 1967. At the end of 2002, HomEq began acquiring servicing from third parties, and currently a substantial majority of the loans in HomEq’s servicing portfolio are serviced for third parties, including loans in over 100 residential mortgage-backed securities transactions. HomEq has serviced prime, and non-prime mortgage loans and has experience acting as a special servicer performing collections, loss mitigation, default reporting, bankruptcy, foreclosure and REO property management.

Currently, substantially all of HomEq’s servicing portfolio consists of non-prime mortgage loans, represented by fixed-rate and adjustable-rate, first- and second-lien conventional mortgage loans. The following table reflects the size and composition of HomEq’s servicing portfolio as of the end of each indicated period. Totals in the table that follows may not sum due to rounding.

HomEq Mortgage Loan Servicing Portfolio
Composition and Size

	Aggregate Principal Balance as of September 30, 2006	Aggregate Principal Balance as of December 31, 2005	Aggregate Principal Balance as of December 31, 2004	Aggregate Principal Balance as of December 31, 2003
Product Type
Fixed Rate 1st Lien	$10,696,812,049	$11,234,562,133	$15,826,596,449	$13,548,719,060
Fixed Rate 2nd Lien	2,259,033,736	1,916,187,771	2,448,415,562	2,294,855,204
ARM 1st Lien	29,809,969,976	31,639,566,303	24,343,482,623	8,109,636,856
Real Estate Owned (REO)	863,858,314	434,583,520	190,081,298	160,333,648
Total	43,629,674,074	$45,224,899,727	$42,808,575,933	$24,113,544,768

HomEq’s Delinquency and Foreclosure Experience

The following tables set forth the delinquency and foreclosure experience of the mortgage loans serviced by HomEq at the end of the indicated periods. The indicated periods of delinquency are based on the number of days past due on a contractual basis. No mortgage loan is considered delinquent for these purposes until it has not been paid by the next scheduled due date. HomEq’s portfolio may differ significantly from the mortgage loans in the mortgage loan pool in terms of interest rates, principal balances, geographic distribution, types of properties, lien priority, origination and underwriting criteria, prior servicer performance and other possibly relevant characteristics. There can be no assurance, and no representation is made, that the delinquency and foreclosure experience with respect to the mortgage loans in the mortgage loan pool will be similar to that reflected in the table below, nor is any representation made as to the rate at which losses may be experienced on liquidation of defaulted mortgage loans in the mortgage loan pool. The actual delinquency experience with respect to the mortgage loans in the mortgage loan pool will depend, among other things, upon the value of the real estate securing such mortgage loans in the mortgage loan pool and the ability of the related borrower to make required payments. It should be noted that if the residential real estate market should experience an overall decline in property values, the actual rates of delinquencies and foreclosures could be higher than those previously experienced by HomEq. In addition, adverse economic conditions may affect the timely payment by borrowers of scheduled payments of principal and interest on the mortgage loans in the mortgage loan pool and, accordingly, the actual rates of delinquencies and foreclosures with respect to the mortgage loan pool. Finally, the statistics shown below represent the delinquency experience for HomEq’s mortgage servicing portfolio only for the periods presented, whereas the aggregate delinquency experience with respect to the mortgage loans comprising the mortgage loan pool will depend on the results obtained over the life of the mortgage loan pool. Totals in the tables that follow may not sum due to rounding.

HomEq Mortgage Loan Servicing Portfolio
Delinquencies and Foreclosures
(Dollar Amounts in Thousands)

	As of September 30, 2006
	Number of Loans	Principal Balance	Percent by Principal Balance
Current Loans	242,946	$34,286,095	78.58%
Period of Delinquency
30 to 59 days	26,802	3,722,171	8.53%
60 to 89 days	9,344	1,404,515	3.22%
90 days or more	7,563	959,120	2.20%
Total Delinquencies	43,709	6,085,806	13.95%
Foreclosures	10,622	1,567,433	3.59%
Bankruptcies	9,660	826,481	1.89%
Total Foreclosures and Bankruptcies	20,282	2,393,915	5.49%
Real Estate Owned	7,214	863,858	1.98%
Total Portfolio	314,151	$43,629,674	100.00%

	As of December 31, 2005
	Number of Loans	Principal Balance	Percent by Principal Balance
Current Loans	265,153	$37,124,345	82.09%
Period of Delinquency
30 to 59 days	26,380	3,446,717	7.62%
60 to 89 days	8,885	1,204,065	2.66%
90 days or more	6,101	688,152	1.52%
Total Delinquencies	41,366	5,338,935	11.81%
Foreclosures	9,674	1,255,477	2.78%
Bankruptcies	13,092	1,071,560	2.37%
Total Foreclosures and Bankruptcies	22,766	2,327,037	5.15%
Real Estate Owned	4,395	434,584	0.96%
Total Portfolio	333,680	$45,224,900	100.00%

	As of December 31, 2004
	Number of Loans	Principal Balance	Percent by Principal Balance
Current Loans	301,208	$37,671,124	88.00%
Period of Delinquency
30 to 59 days	20,831	2,378,568	5.56%
60 to 89 days	6,575	761,639	1.78%
90 days or more	3,285	324,419	0.76%
Total Delinquencies	30,691	3,464,625	8.09%
Foreclosures	7,006	703,929	1.64%
Bankruptcies	12,181	778,816	1.82%
Total Foreclosures and Bankruptcies	19,187	1,482,745	3.46%
Real Estate Owned	2,528	190,081	0.44%
Total Portfolio	353,614	$42,808,576	100.00%

	As of December 31, 2003
	Number of Loans	Principal Balance	Percent by Principal Balance
Current Loans	234,635	$21,488,618	89.11%
Period of Delinquency
30 to 59 days	13,709	1,029,985	4.27%
60 to 89 days	3,838	276,720	1.15%
90 days or more	2,775	185,249	0.77%
Total Delinquencies	20,322	1,491,954	6.19%
Foreclosures	5,101	363,205	1.51%
Bankruptcies	11,322	609,434	2.53%
Total Foreclosures and Bankruptcies	16,423	972,639	4.03%
Real Estate Owned	2,597	160,334	0.66%
Total Portfolio	273,977	$24,113,545	100.00%

HomEq’s Policies and Procedures

Upon the acquisition of servicing rights, HomEq coordinates with the prior servicer of the mortgage loans to achieve a transfer of servicing activities with minimal impact to mortgagors. The transfer and boarding process involves notifying the mortgagors of the servicing transfer, transferring electronic files containing loan set up information and a payment history, if applicable. In addition, loan documents are stored either in hard copy or electronically imaged form for future review and reference. All boarding activities are regularly reviewed to assure best practices are employed throughout the boarding process.

Once a mortgage loan has been boarded, HomEq begins to collect mortgage payments in adherence to the applicable servicing agreement and customary industry standards. HomEq’s collections strategy is based on a predictive behavioral scoring system that enables collection efforts to be focused on mortgage loans that represent the greatest risks within the servicing portfolio and is intended to address potential collection problems as soon as possible before they migrate into more costly delinquency, foreclosure and REO status. The predictive behavioral scoring system is integrated with a predictive dialer and phone switch to facilitate incoming and outgoing calls with mortgagors. Outgoing calls range from an introduction of HomEq as servicer to advanced collection activities. Incoming calls are directed by the phone switch based upon the status of the loan to the appropriate customer service or collections representative.

In the event collection efforts are not successful, HomEq determines whether foreclosure proceedings are appropriate. HomEq considers a number of factors, including the related mortgagor’s payment history, such mortgagor’s ability and willingness to pay, the condition and occupancy of the related property, the lien position of the mortgage loan and the amount of equity in the property. HomEq also considers the costs associated with taking possession, interest and expense carry, repairs and marketing. Unless impractical, HomEq seeks to reduce the cycle time and loss severity of foreclosure actions in a manner that meets or exceeds published Fannie Mae timelines.

If a borrower goes into bankruptcy, HomEq will pursue appropriate steps to process the case quickly in an effort to increase monthly cash flows and reduce loss severity, duration and servicing costs. HomEq maintains internal controls to monitor the status of all bankruptcies, whether handled internally or through a multi-state network of attorneys specializing in bankruptcy proceedings in the state of the mortgaged property. HomEq utilizes electronic notifications and case management tools in connection with its bankruptcy account management.

When HomEq acquires title to a mortgaged property through foreclosure proceedings, it ascertains property occupancy, obtains appraisals and broker price opinions, determines property condition and whether the costs necessary to preserve or enhance property marketability are justified, lists the property for sale and oversees the final disposition of the property.

HomEq provides full escrow services, including property tax, hazard insurance, flood insurance and lender-placed insurance services. Most of these services are provided through third-party vendors that specialize in these service areas. HomEq conducts the initial and annual escrow analysis functions internally. HomEq monitors escrow activities on an ongoing basis.

There have been no material changes in HomEq’s servicing policies and procedures during the past three years.

Prior Securitizations

During the three years preceding the date of this prospectus supplement, HomEq has not been terminated as a servicer in a residential mortgage loan securitization due to a servicing default or application of a servicing performance test or trigger. During such time, HomEq also neither has failed to make any required advance with respect to any issuance of residential mortgage backed securities nor disclosed material noncompliance with the servicing criteria applicable to any such securitization.

THE POOLING AND SERVICING AGREEMENT

General

The certificates will be issued pursuant to the Pooling and Servicing Agreement. The trust created under the Pooling and Servicing Agreement will consist of (i) all of the depositor’s right, title and interest in the Mortgage Loans, the related mortgage notes, Mortgages and other related documents, (ii) all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, together with any proceeds thereof, (iii) any Mortgaged Properties acquired on behalf of certificateholders by foreclosure or by deed in lieu of foreclosure, and any revenues received thereon, (iv) the rights of the trustee and the trust administrator under all insurance policies required to be maintained pursuant to the Pooling and Servicing Agreement, (v) the rights of the depositor under the Mortgage Loan Purchase Agreement, (vi) the Net WAC Rate Carryover Reserve Account, (vii) the right to any payments received under the Interest Rate Cap Agreements and deposited into the Cap Account and (viii) the right to any Net Swap Payment and any Swap Termination Payment made by the Swap Provider and deposited into the Swap Account.

The NIMS Insurer, if any, will be a third party beneficiary of the Pooling and Servicing Agreement to the extent set forth in the Pooling and Servicing Agreement. In addition, the NIMS Insurer, if any, will have several rights under the Pooling and Servicing Agreement including, but not limited to, the rights set forth under “Risk Factors—Rights of the NIMS Insurer” in this term sheet supplement.

Assignment of the Mortgage Loans

On the closing date, the depositor will transfer to the trust all of its right, title and interest in and to each Mortgage Loan, the related mortgage note, Mortgage, assignment of mortgage in recordable form in blank or to the trustee and other related documents, including all scheduled payments with respect to each such Mortgage Loan due after the Cut-off Date. The trust administrator, concurrently with such transfer, will deliver the certificates to the depositor. Each Mortgage Loan transferred to the trust will be identified on a mortgage loan schedule delivered to the trust administrator pursuant to the Pooling and Servicing Agreement. The mortgage loan schedule will include information such as the Cut-off Date Principal Balance of each Mortgage Loan, its Mortgage Rate as well as other information with respect to each Mortgage Loan.

The Pooling and Servicing Agreement will require that, within the time period specified therein, the depositor will deliver or cause to be delivered to the trustee (or a custodian, as the trustee’s agent for such purpose) the mortgage notes endorsed in blank or to the trustee on behalf of the certificateholders and the other related documents. In lieu of delivery of original Mortgages or mortgage notes, if such original is not available or lost, the depositor may deliver or cause to be delivered true and correct copies thereof, or, with respect to a lost mortgage note, a lost note affidavit executed by the originator. The assignments of mortgage will not be recorded by or on behalf of the depositor in the appropriate offices for real property records; provided, however, upon the occurrence of certain events set forth in the Pooling and Servicing Agreement, each such assignment of mortgage will be recorded as set forth in the Pooling and Servicing Agreement.

Within 45 days of the closing date, the trustee, or a custodian on its behalf, will review the Mortgage Loans and the other related documents pursuant to the Pooling and Servicing Agreement and if any Mortgage Loan or other related document is found not to conform to the review criteria set forth in the Pooling and Servicing Agreement in any material respect and such defect is not cured within 90 days following notification thereof to the seller or the originator, as applicable, by the trustee, or a custodian on its behalf, the seller or the originator, as applicable, will be obligated to either (i) substitute for such Mortgage Loan a qualified substitute mortgage loan; however, such substitution is permitted only within two years of the closing date and may not be made unless an opinion of counsel is provided to the effect that such substitution will not disqualify any of the REMICs created thereunder as a REMIC or result in a prohibited transaction tax under the Code or (ii) purchase such Mortgage Loan at the Purchase Price. The Purchase Price will be required to be remitted to the trust administrator for deposit in the Distribution Account on or prior to the next succeeding Determination Date after such obligation arises. The obligation of the seller or the originator to repurchase or substitute for a Deleted Mortgage Loan is the sole remedy regarding any defects in the Mortgage Loans and other related documents available to the trustee or the certificateholders.

In connection with the substitution of a qualified substitute mortgage loan, the seller or the originator, as applicable will be required to remit to the servicer for deposit in the custodial account on or prior to the next succeeding Determination Date after such obligation arises the Substitution Adjustment Amount.

Pursuant to the Mortgage Loan Purchase Agreement (as assigned to the depositor pursuant to an Assignment Agreement and to the trustee pursuant to the Pooling and Servicing Agreement), the originator made certain representations and warranties as to the accuracy in all material respects of certain information with respect to each Mortgage Loan (e.g., the Mortgage Rate). Pursuant to the Assignment Agreement, the seller will make certain additional representations and warranties regarding the Mortgage Loans. In addition, the seller or the related originator will represent and warrant, among other things that at the time of transfer to the Depositor: (i) each Mortgage Loan complied, at the time of origination, in all material respects with applicable federal, state and local laws including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, predatory and abusive lending, or disclosure laws applicable to the Mortgage Loan; (ii) the Mortgage Loans are not subject to the requirements of the Homeownership Act and no Mortgage Loan is subject to, or in violation of, any applicable state or local law, ordinance or regulation similar to the Homeownership Act; (iii) the prepayment penalties included in the transaction are enforceable and were originated in compliance with all applicable federal, state and local laws; (iv) none of the Mortgage Loans are High Cost as defined by the applicable predatory and abusive lending laws; (v) no Mortgage Loan is a high cost loan or a covered loan, as applicable (as such terms are defined in Standard & Poor’s LEVELS Version 5.7 Glossary Revised, Appendix E) and (vi) no Mortgage Loan originated from and including October 1, 2002 to and including March 6, 2003, is secured by property located in the State of Georgia. Upon discovery of a breach of any such representation and warranty which materially and adversely affects the interests of the certificateholders in the Mortgage Loan and other related documents, the discovering party will promptly notify the trust administrator or the trustee, as applicable, and such party will inform the other parties to the Pooling and Servicing Agreement, the originator and the seller of such breach and if the originator or the seller, as applicable, fails to remedy such breach, the trustee will enforce the obligations of each originator or the seller, as applicable, under the Mortgage Loan Purchase Agreement or Assignment Agreement, as applicable, to effect a cure by either (i) as permitted pursuant to the Mortgage Loan Purchase Agreement (in the case of an originator) or pursuant to the Pooling and Servicing Agreement (in the case of the seller), as applicable, substituting for such Deleted Mortgage Loan a qualified substitute mortgage loan or (ii) repurchasing such Deleted Mortgage Loan from the trust at a price generally equal to the Purchase Price, in each case to the extent set forth in the Mortgage Loan Purchase Agreement or Pooling and Servicing Agreement, as applicable. The same procedure and limitations that are set forth above for the substitution or repurchase of Deleted Mortgage Loans as a result of deficient documentation relating thereto will apply to the substitution or purchase of a Deleted Mortgage Loan as a result of a breach of a representation or warranty in the Mortgage Loan Purchase Agreement or the Assignment Agreement that materially and adversely affects the interests of the certificateholders.

Pursuant to the Pooling and Servicing Agreement, the servicer will service and administer the Mortgage Loans as more fully set forth therein.

Payments on Mortgage Loans; Deposits to Collection Account and Distribution Account

The servicer will establish and maintain a collection account for the benefit of the certificateholders. Upon receipt by the servicer of amounts in respect of the Mortgage Loans (excluding amounts representing the Servicing Fee or other servicing compensation, reimbursement for Advances and Servicing Advances, reimbursements for payments due on or prior to the cut-off date and insurance proceeds to be applied to the restoration or repair of a Mortgaged Property or similar items), the servicer will deposit such amounts in the collection account for remittance to the trust administrator on the Remittance Date. Amounts on deposit in the collection account may be invested in permitted investments maturing on or before the business day prior to the related Remittance Date. The trust administrator will establish an account (the “Distribution Account”) into which will be deposited amounts remitted from the servicer for distribution to Certificateholders on a Distribution Date and payment of certain fees and expenses of the trust. Amounts on deposit in the Distribution Account may be invested in permitted investments maturing on or before the business day prior to the related Distribution Date unless such permitted investments are invested in investments managed or advised by the trust administrator or an affiliate thereof, in which case such permitted investments may mature on the related Distribution Date.

Any amounts received on a mortgage loan (including, but not limited to monthly payments, prepayments or liquidation proceeds) will first be applied to payments due on or prior to the Cut-off Date before such amounts are available to the trust.

Advances

Subject to the following limitations, the servicer will be obligated to advance or cause to be advanced to the master servicer on or before each Remittance Date from (i) its own funds, (ii) funds in the collection account that are not included in the Available Funds for such Distribution Date or (iii) a combination of (i) and (ii), all Advances for such Distribution Date.

Advances are required to be made only to the extent they are deemed by the servicer to be recoverable from related late collections, insurance proceeds, condemnation proceeds and liquidation proceeds on the related Mortgage Loan as to which such Advances were made. With respect to any balloon mortgage loans, neither the servicer nor the master servicer will make any advances covering the balloon payment. The purpose of making such Advances is to maintain a regular cash flow to the certificateholders, rather than to guarantee or insure against losses. The servicer will not be required, however, to make any Advances with respect to reductions in the amount of the monthly payments on the Mortgage Loans due to bankruptcy proceedings or the application of the Relief Act. Subject to the recoverability standard above, the servicer’s obligation to make Advances as to any Mortgage Loan will continue through the last scheduled payment due prior to the payment in full or until the recovery of all liquidation proceeds and other payments or recoveries (including insurance proceeds and condemnation proceeds) with respect to the Mortgage Loan. Failure by the servicer to remit any required Advance, which failure goes unremedied for the number of days specified in the Pooling and Servicing Agreement, would constitute an event of default under the Pooling and Servicing Agreement. Such event of default will then obligate the master servicer or the trustee, as successor servicer (subject to a determination of recoverability) to advance such amounts to the extent provided in the Pooling and Servicing Agreement.

All Advances will be reimbursable to the servicer, the master servicer or the trustee (in its capacity as successor servicer or successor master servicer),as applicable, from late collections, insurance proceeds, condemnation proceeds and liquidation proceeds from the Mortgage Loan as to which such unreimbursed Advance was made unless such amounts are deemed to be nonrecoverable by the servicer, the master servicer or the trustee (in its capacity as successor servicer or successor master servicer), as applicable, from the proceeds of the related Mortgage Loan, in which event reimbursement will be made to the servicer, the master servicer or the trustee (in its capacity as successor servicer or successor master servicer), as applicable, from general funds in the collection account or the distribution account. The master servicer or the trustee (in its capacity as successor servicer or successor master servicer) may reimburse the servicer or recover from amounts in the distribution account the amount of any Advance that remains unreimbursed to the servicer, the master servicer or the trustee (in its capacity as successor servicer or successor master servicer), as applicable, from the related liquidation proceeds after the final liquidation of the related Mortgage Loan, and such reimbursement amount will not be available for remittance to the trust administrator for distribution on the certificates.

In the course of performing its servicing obligations, the servicer (or if the servicer fails in such obligation, the master servicer or the trustee, as successor servicer) will also make Servicing Advances. The right to reimbursement for Servicing Advances is limited to late collections on the related Mortgage Loan, including liquidation proceeds, condemnation proceeds, released mortgaged property proceeds, insurance proceeds and such other amounts as may be collected by the servicer from the related mortgagor or otherwise relating to the Mortgage Loan in respect of which such unreimbursed amounts are owed, unless such amounts are deemed to be nonrecoverable by the servicer (including any successor servicer) or the master servicer, as applicable, from the proceeds of the related Mortgage Loan, in which event reimbursement will be made to the advancing party from general funds in the collection account or the distribution account with regard to the master servicer and the collection account with regard to the servicer (including any successor servicer).

Servicing Fee and Other Compensation and Payment of Expenses

The principal compensation to be paid to the servicer in respect of its servicing activities will be the Servicing Fee which will accrue at the Servicing Fee Rate on the Principal Balance of each Mortgage Loan serviced by it. As additional servicing compensation, the servicer is entitled to retain all servicing-related fees, including assumption fees, modification fees, extension fees, late payment charges, non-sufficient fund fees, Prepayment Interest Excess and other ancillary fees (but not prepayment charges, which will be distributed to the holders of the Class P Certificates), to the extent collected from mortgagors, together with any interest or other income earned on funds held in the collection account and any servicing accounts. The servicer is obligated to deposit into the collection account and remit to the master servicer any Compensating Interest but only in an amount up to its Servicing Fee for the related Distribution Date. In the event that the servicer fails to pay Compensating Interest required to be paid by it on any Distribution Date, the master servicer or (if the master servicer is the same entity as the servicer) the trustee as successor servicer will be required to pay such unpaid amount, but only to the extent set forth in the Pooling and Servicing Agreement.

The principal compensation to be paid to the master servicer in respect of its master servicing activities will be the investment income on funds in the distribution account.

Events of Default and Removal of Servicer or Master Servicer

The circumstances under which the servicer or master servicer may be removed are set forth under “Description of the Securities—Events of Default” in the base prospectus.

In the event of a servicer event of default, the master servicer or (if the master servicer is the same entity as the servicer) the trustee (or a successor servicer selected by the master servicer or the trustee) will become the successor servicer under the Pooling and Servicing Agreement and in the event of an Event of Default regarding the master servicer, the trustee will become the successor master servicer under the Pooling and Servicing Agreement (or, the trustee may, if it shall be unwilling to continue to so act as a servicer or master servicer, or shall, if it is unable to so act, petition a court of competent jurisdiction to appoint any established housing and home finance institution servicer, master servicer, servicing or mortgage servicing institution having a net worth of not less than $15,000,000 and meeting such other standards for a successor servicer or master servicer, as the case may be, as are set forth in the Pooling and Servicing Agreement). The master servicer or the trustee, in its capacity as a successor servicer, (or such other successor servicer) immediately will assume all of the obligations of the terminated servicer to make Advances. As compensation therefor, the master servicer or the trustee (or such other successor servicer) will be entitled to such compensation as the terminated servicer would have been entitled to under the Pooling and Servicing Agreement if no such notice of termination had been given.

Subject to the terms of the Pooling and Servicing Agreement, the trust administrator or, in the case of a master servicer event of default, the trustee will be required to notify certificateholders and the rating agencies of any event of a default by the servicer or master servicer actually known to a responsible officer of the trust administrator or, in the case of a master servicer event of default, the trustee, and of the appointment of any successor servicer or master servicer.

All reasonable out-of-pocket servicing transfer costs will be paid by the predecessor servicer or master servicer, as applicable, upon presentation of reasonable documentation of such costs, and if such predecessor servicer or master servicer defaults in its obligation to pay such costs, such costs shall be paid by the successor servicer, the master servicer or the trustee (in which case the successor servicer, the master servicer or the trustee, as applicable, shall be entitled to reimbursement therefor from the assets of the trust).

If the master servicer and the trust administrator are the same entity, then at any time the trust administrator resigns or is removed as trust administrator, the master servicer shall likewise be removed as master servicer

Limitations on Liability and Indemnification of the Trustee and the Trust Administrator

The Pooling and Servicing Agreement will provide that the trustee and the trust administrator and any director, officer, employee or agent of the trustee or the trust administrator will be indemnified by the trust and will be held harmless against any loss, liability or expense (not including expenses, disbursements and advances incurred or made by the trustee or the trust administrator, as applicable, including the compensation and the expenses and disbursements of such party’s agents and counsel, in the ordinary course of such party’s performance in accordance with the provisions of the Pooling and Servicing Agreement) incurred by the trustee or the trust administrator, as applicable, arising out of or in connection with the acceptance or administration of its respective obligations and duties under the Pooling and Servicing Agreement, other than any loss, liability or expense (i) resulting from a breach of the master servicer’s or the servicer’s obligations and duties under the Pooling and Servicing Agreement, for which the trustee or the trust administrator, as applicable, is indemnified by the master servicer or the servicer under the Pooling and Servicing Agreement or (ii) incurred by reason of willful misfeasance, bad faith or negligence of the trustee or the trust administrator, as applicable, in the performance of its respective duties under the Pooling and Servicing Agreement or by reason of the reckless disregard by the trustee or the trust administrator, as applicable, of its obligations and duties under the Pooling and Servicing Agreement or as a result of a breach by the trustee or the trust administrator, as applicable, of certain of its obligations under the Pooling and Servicing Agreement with respect to REMIC administration. The Pooling and Servicing Agreement will provide that amounts owing from the trust to the trustee or the trust administrator in respect of the foregoing indemnification may be withdrawn and paid to the trustee or the trust administrator, as applicable, prior to the making of distributions to certificateholders.

For a description of the limitations on the liability of the trustee and the trust administrator, see “Description of the Securities—Certain Matters Regarding the Master Servicer, the Depositor and the Trustee” in the base prospectus.

Removal of the Trustee and the Trust Administrator

If at any time the trustee or trust administrator becomes ineligible in accordance with the provisions of the Pooling and Servicing Agreement and fails to resign after written request by the depositor or the NIMS Insurer, if any, or if at any time the trustee or trust administrator becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the respective property of the trustee or trust administrator is appointed, or any public officer takes charge or control of the trustee or trust administrator or of its respective property or affairs for the purpose of rehabilitation, conservation or liquidation, then the depositor or the NIMS Insurer, if any, may remove the trustee or trust administrator, as applicable, and appoint a successor trustee or trust administrator acceptable to the NIMS Insurer, if any, by written instrument, in duplicate, which instrument will be delivered to the removed trustee or trust administrator, as applicable, and to the successor trustee or trust administrator. A copy of such instrument will be delivered to the certificateholders, the servicer and the master servicer by the depositor.

The certificateholders entitled to at least 51% of the voting rights or the NIMS Insurer, if any, upon failure of the trustee or trust administrator to perform its obligations may at any time remove the trustee or trust administrator, as applicable, and appoint a successor trustee or trust administrator acceptable to the NIMS Insurer, if any, by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments will be delivered to the depositor, one complete set to the removed trustee or trust administrator, as applicable, and one complete set to the appointed successor. A copy of such instrument will be delivered to the certificateholders, the servicer and the master servicer by the depositor.

Upon satisfaction of certain conditions as specified in the Pooling and Servicing Agreement, the trustee or trust administrator may resign from its duties under the Pooling and Servicing Agreement. Any resignation or removal of the trustee or trust administrator and appointment of a successor trustee or trust administrator will not become effective until acceptance of appointment by the successor trustee or trust administrator.

If the master servicer and the trust administrator are the same entity, then at any time the master servicer resigns or is removed as master servicer, the trust administrator shall likewise be removed as trust administrator.

The Credit Risk Manager

Clayton Fixed Income Services Inc., a Colorado corporation, formerly known as The Murrayhill Company, will act as the trust’s representative in advising the servicer regarding certain delinquent and defaulted Mortgage Loans, and in monitoring and reporting to the depositor on the performance of such Mortgage Loans and the collection of any prepayment charges with respect to the Mortgage Loans. The credit risk manager will rely upon mortgage loan data that is provided to it by the servicer and/or the master servicer in performing its advisory and monitoring functions.

The credit risk manager will be entitled to receive the Credit Risk Manager Fee until the termination of the trust or until its removal by a vote of at least 66 2/3% of the certificateholders.

The Custodian

Deutsche Bank National Trust Company (“DBNTC”) will act as custodian for the trust. DBNTC is a national banking association which has an office in Santa Ana, California. DBNTC has performed this custodial role in numerous mortgage-backed transactions since 1991. DBNTC will maintain the mortgage files in secure, fire-resistant facilities. DBNTC will not physically segregate the mortgage files from other mortgage files in DBNTC’s custody but will be kept in shared facilities. However, DBNTC’s proprietary document tracking system will show the location within DBNTC’s facilities of each mortgage file and will show that the mortgage loan documents are held by the custodian on behalf of the trust. DBNTC has no pending legal proceedings that would materially affect its ability to perform its duties as custodian on behalf of the Holders. DBNTC may perform certain of its obligations through one or more third party vendors. However, DBNTC shall remain liable for the duties and obligations required of it under the related custodial agreement.

DBNTC is providing the foregoing information at the depositor’s request in order to assist the depositor with the preparation of its disclosure documents to be filed with the Securities and Exchange Commission pursuant to Regulation AB. Otherwise, the custodian has not participated in the preparation of such disclosure documents and assumes no responsibility or liability for their contents.

The custodian will hold the mortgage notes, mortgages and other legal documents in the mortgage files for the benefit of the certificateholders.

The custodian will review each mortgage file in accordance with the review criteria specified in the custodial agreement and deliver a certification to the effect that, except as noted in the certification, all required documents have been executed and received.

Voting Rights

At all times 98% of all voting rights will be allocated among the holders of the Class A Certificates, the Mezzanine Certificates and the Class CE Certificates in proportion to the then outstanding Certificate Principal Balances of their respective certificates. At all times 1% of all voting rights will be allocated to the holders of the Class P Certificates and 1% of all voting rights will be allocated to the holders of the Residual Certificates. The voting rights allocated to any class of certificates will be allocated among all holders of the certificates of such class in proportion to the outstanding percentage interests of such holders in such class.

Amendment of the Pooling and Servicing Agreement

The Pooling and Servicing Agreement may be amended from time to time by the depositor, the servicer, the master servicer, the trust administrator and the trustee with the consent of the NIMS Insurer, if any, and without the consent of the certificateholders in order to: (i) cure any ambiguity or defect, (ii) correct, modify or supplement any provisions (including to give effect to the expectations of certificateholders) or (iii) make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, provided that such action will not adversely affect the interests of the certificateholders evidenced by an opinion of counsel or confirmation from the Rating Agencies that such amendment will not result in the reduction or withdrawal of the rating of any outstanding Class of Certificates.

The Pooling and Servicing Agreement may also be amended from time to time by the depositor, the servicer, the master servicer, the trust administrator and the trustee with the consent of the NIMS Insurer, if any, and the certificateholders entitled to at least 66% of the voting rights for the purpose of either adding, changing, or eliminating any provisions of the Pooling and Servicing Agreement or of modifying the rights of the certificateholders; however, no such amendment may: (i) reduce the amount of, or delay the timing of, payments received on Mortgage Loans or (ii) adversely affect in any material respect the interests of the certificateholders or the Interest Rate Swap Provider without prior written consent from such adversely affected certificateholders or the Interest Rate Swap Provider, as applicable.

None of the depositor, the servicer, the master servicer, the trust administrator nor the trustee may enter into an amendment of the Pooling and Servicing Agreement that would significantly change the permitted activities of the Trust without the consent of the NIMS Insurer, if any, and the certificateholders that represent more than 50% of the aggregate Certificate Principal Balance of all Certificates. Promptly after the execution of any amendment the Trust Administrator will furnish a copy of such amendment to each certificateholder.

Evidence as to Compliance

The servicer, the master servicer, the trust administrator and any other party who is engaged by any of the preceding parties and that meets the criteria set forth in 1108(a)(2)(i), (ii) or (iii) of Regulation AB are required to deliver to the depositor, the master servicer and the trust administrator in March of each year, starting in March 2007, an officer’s certificate stating that (i) a review of such party’s activities during the reporting period and of its performance under the Pooling and Servicing Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

In addition, notwithstanding anything in the base prospectus to the contrary, the Pooling and Servicing Agreement will generally provide that in March of each year, starting in March 2007, each party participating in the servicing function will provide to the depositor, the trust administrator and the master servicer a report on an assessment of compliance with the applicable minimum servicing criteria established in Item 1122(d) of Regulation AB (the “AB Servicing Criteria”). The AB Servicing Criteria include specific criteria relating to the following areas: general servicing considerations, cash collection and administration, investor remittances and reporting, and pool asset administration. Such report will indicate that the AB Servicing Criteria were used to test compliance on a platform level basis and will set out any material instances of noncompliance.

The Pooling and Servicing Agreement will also provide that each party responsible for the servicing function will deliver along with its report on assessment of compliance, an attestation report from a firm of independent public accountants on the assessment of compliance with the AB Servicing Criteria.

Termination

The majority holder of the Class CE Certificates (so long as such holder is not the sponsor or an affiliate of the sponsor) or, if such majority holder fails to exercise such option, the servicer, the master servicer and the NIMs Insurer, if any (in that order) will have the right to purchase all of the Mortgage Loans and REO Properties and thereby effect the early retirement of the certificates, on any Distribution Date on which the aggregate Principal Balance of the Mortgage Loans and REO Properties as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) is equal to or less than 10% of the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date. The first Distribution Date on which such option could be exercised is referred to herein as the Optional Termination Date. In the event that the option is exercised, the repurchase will be made at a price generally equal to the greater of (i) the Principal Balance of the Mortgage Loans and the appraised value of any REO Properties and (ii) the fair market value of the Mortgage Loans and REO Properties, in each case plus accrued and unpaid interest for each Mortgage Loan at the related Mortgage Rate to but not including the first day of the month in which such repurchase price is paid plus unreimbursed Servicing Advances, Advances, any unpaid Servicing Fees or Credit Risk Management Fees allocable to such Mortgage Loans and REO Properties and any other amounts owed to the servicer, the master servicer, the trust administrator or the trustee under the Pooling and Servicing Agreement, any accrued and unpaid Net WAC Rate Carryover Amounts and any Swap Termination Payment payable to the Swap Provider. However, this option may only be exercised if the termination price is sufficient to pay all interest accrued on, as well as amounts necessary to retire, the note balance of the notes issued pursuant to any indenture which are secured by all or a portion of the Class CE Certificates, the Class P Certificates and/or the Residual Certificates and any amounts owed to the NIMS Insurer, if any, at the time the option is exercised. In the event the majority holder of the Class CE Certificates (so long as such holder is not the sponsor or an affiliate of the sponsor), the servicer, the master servicer or the NIMS Insurer, if any, exercises this option, the portion of the purchase price allocable to the Class A Certificates and the Mezzanine Certificates will be, to the extent of available funds:

(i)	100% of the then outstanding Certificate Principal Balance of the Class A Certificates and the Mezzanine Certificates, plus

(ii)
interest for the final Accrual Period on the then outstanding Certificate Principal Balance of the Class A Certificates and the Mezzanine Certificates at the then applicable Pass-Through Rate for the class, plus

(iii)
any previously accrued but unpaid interest thereon to which the holders of the Class A Certificates and the Mezzanine Certificates are entitled, together with the amount of any Net WAC Rate Carryover Amounts (distributable from the Net WAC Rate Carryover Reserve Account or the Swap Account), plus

(iv)	in the case of the Mezzanine Certificates, any previously unpaid Allocated Realized Loss Amount.

Servicing of Delinquent Mortgage Loans

The servicer will be required to act with respect to delinquent Mortgage Loans in accordance with procedures set forth in the Pooling and Servicing Agreement. These procedures, as followed with respect to any delinquent Mortgage Loan, may, among other things, result in (i) foreclosing on such Mortgage Loan, (ii) accepting the deed to the related Mortgaged Property in lieu of foreclosure, (iii) granting the borrower under such Mortgage Loan a modification or forbearance or (iv) accepting payment from the borrower under such Mortgage Loan of an amount less than the Principal Balance of such Mortgage Loan in final satisfaction of such Mortgage Loan. These procedures are intended to lead to the alternative that would maximize the proceeds for the trust on such Mortgage Loan. However, there can be no assurance that following such procedures will have the aforementioned result or that following such procedures will lead to the alternative that is in the best interests of the certificateholders. If the servicer extends the payment period or accepts a lesser amount than stated in the mortgage note in satisfaction of the mortgage note, your yield may be affected. In addition, the servicer has the option to purchase Mortgage Loans that become 90 days or more delinquent.

FEDERAL INCOME TAX CONSEQUENCES

One or more elections will be made to treat designated portions of the trust (exclusive of the Net WAC Rate Carryover Reserve Account, the Swap Account, the Cap Account , the Supplemental Interest Trust, any Servicer Prepayment Charge Payment Amounts, the Interest Rate Swap Agreement and the Interest Rate Cap Agreements) as a REMIC for federal income tax purposes. Upon the issuance of the offered certificates, Thacher Proffitt & Wood LLP, counsel to the depositor, will deliver its opinion generally to the effect that, assuming compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes, each REMIC elected by the Trust will qualify as a REMIC under Sections 860A through 860G of the Code.

For federal income tax purposes, (i) the Residual Certificates will consist of components, each of which will represent the sole class of “residual interests” in each REMIC elected by the trust and (ii) the Class A Certificates, the Mezzanine Certificates, the Class CE Certificates (exclusive of any right of the holder of such Certificates to receive payments from the Net WAC Rate Carryover Reserve Account, the Swap Account and the Cap Account in respect of the Net WAC Rate Carryover Amount or the obligation to make payments to the Swap Account) and the Class P Certificates (exclusive of any right to receive Servicer Prepayment Charge Payment Amounts) will represent the “regular interests” in, and generally will be treated as debt instruments of, a REMIC. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

For federal income tax reporting purposes, the Class A Certificates and the Mezzanine Certificates may be treated as having been issued with original issue discount. The prepayment assumption that will be used in determining the rate of accrual of original issue discount, premium and market discount, if any, for federal income tax purposes will be based on the assumption that subsequent to the date of any determination the Mortgage Loans will prepay at the prepayment assumption set forth under “Prepayment and Yield Considerations” in this free writing prospectus. No representation is made that the Mortgage Loans will prepay at such rate or at any other rate. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

The Internal Revenue Service has issued OID regulations under Sections 1271 to 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount. Purchasers of the offered certificates should be aware that the OID regulations do not adequately address certain issues relevant to, or are not applicable to, prepayable securities such as the offered certificates. In addition, there is considerable uncertainty concerning the application of the OID regulations to REMIC regular certificates that provide for payments based on an adjustable rate such as the offered certificates. Because of the uncertainty concerning the application of Section 1272(a)(6) of the Code to such certificates and because the rules of the OID regulations relating to debt instruments having an adjustable rate of interest are limited in their application in ways that could preclude their application to such certificates even in the absence of Section 1272(a)(6) of the Code, the Internal Revenue Service could assert that the offered certificates should be treated as issued with original issue discount or should be governed by the rules applicable to debt instruments having contingent payments or by some other method not yet set forth in regulations. Prospective purchasers of the offered certificates are advised to consult their tax advisors concerning the tax treatment of such certificates.

It appears that a reasonable method of reporting original issue discount with respect to the offered certificates, if such certificates are required to be treated as issued with original issue discount, generally would be to report income with respect to such certificates as original issue discount for each period by computing such original issue discount (i) by assuming that the value of the applicable index will remain constant for purposes of determining the original yield to maturity of, and projecting future distributions on such certificates, thereby treating such certificates as fixed rate instruments to which the original issue discount computation rules described in the base prospectus can be applied, and (ii) by accounting for any positive or negative variation in the actual value of the applicable index in any period from its assumed value as a current adjustment to original issue discount with respect to such period. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

Certain of the certificates may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of a certificate will be treated as holding such certificate with amortizable bond premium will depend on such certificateholder’s purchase price and the distributions remaining to be made on such certificate at the time of its acquisition by such certificateholder. Holders of such certificates should consult their own tax advisors regarding the possibility of making an election to amortize such premium. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

Each holder of a Class A Certificate and a Mezzanine Certificate is deemed to own an undivided beneficial ownership interest in a REMIC regular interest and the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount and the obligation to make payments to the Swap Account. The Net WAC Rate Carryover Reserve Account, the Swap Account, the Cap Account, the Interest Rate Swap Agreement and the Interest Rate Cap Agreements are not assets of any REMIC. The REMIC regular interest corresponding to a Class A Certificate or Mezzanine Certificate will be entitled to receive interest and principal payments at the times and in the amounts equal to those made on the certificate to which it corresponds, except that (i) the maximum interest rate of that REMIC regular interest will equal the Net WAC Rate computed for this purpose by limiting the Swap Base Calculation Amount of the Interest Rate Swap Agreement (multiplied by 250) to the aggregate principal balance of the Mortgage Loans and (ii) any Swap Termination Payment will be treated as being payable solely from Net Monthly Excess Cashflow. As a result of the foregoing, the amount of distributions on the REMIC regular interest corresponding to a Class A Certificate or Mezzanine Certificate may exceed the actual amount of distributions on the Class A Certificate or Mezzanine Certificate.

The treatment of amounts received by a holder of a Class A Certificate and a Mezzanine Certificate under such holder’s right to receive the Net WAC Rate Carryover Amount will depend on the portion, if any, of such holder’s purchase price allocable thereto. Under the REMIC regulations, each holder of a Class A Certificate and a Mezzanine Certificate must allocate its purchase price for such certificate among its undivided interest in the regular interest of the related REMIC and its undivided interest in the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Swap Account and the Cap Account in respect of the Net WAC Rate Carryover Amount in accordance with the relative fair market values of each property right. The trust administrator will, as required, treat payments made to the holders of the Class A Certificates and Mezzanine Certificates with respect to the Net WAC Rate Carryover Amount as includible in income based on the regulations relating to notional principal contracts. The OID regulations provide that the trust’s allocation of the issue price is binding on all holders unless the holder explicitly discloses on its tax return that its allocation is different from the trust’s allocation. For tax reporting purposes, the trust administrator may, as required, treat the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Swap Account and the Cap Account in respect of Net WAC Rate Carryover Amounts as having more than a de minimis value. The value of such amount may be obtained from the trust administrator upon request to the extent it is provided to the trust administrator by the underwriter. Under the REMIC regulations, the trust administrator is required to account for the REMIC regular interest, the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Swap Account and the Cap Account in respect of the Net WAC Rate Carryover Amount as discrete property rights. Holders of the Class A Certificates and Mezzanine Certificates are advised to consult their own tax advisors regarding the allocation of issue price, timing, character and source of income and deductions resulting from the ownership of such certificates. Treasury regulations have been promulgated under Section 1275 of the Code generally providing for the integration of a “qualifying debt instrument” with a hedge if the combined cash flows of the components are substantially equivalent to the cash flows on a variable rate debt instrument. However, such regulations specifically disallow integration of debt instruments subject to Section 1272(a)(6) of the Code. Therefore, holders of the Class A Certificates and Mezzanine Certificates will be unable to use the integration method provided for under such regulations with respect to those certificates. If the trust administrator’s treatment of payments of the Net WAC Rate Carryover Amount is respected, ownership of the right to the Net WAC Rate Carryover Amount will entitle the owner to amortize the separate price paid for the right to the Net WAC Rate Carryover Amount under the notional principal contract regulations.

Any payments made to a beneficial owner of a Class A Certificate or Mezzanine Certificate in excess of the amounts payable on the corresponding REMIC regular interest will be treated as having been received as a payment on a notional principal contract. To the extent the sum of such periodic payments for any year exceeds that year’s amortized cost of any Net WAC Rate Carryover Amounts, such excess represents net income for that year. Conversely, to the extent that the amount of that year’s amortized cost exceeds the sum of the periodic payments, such excess shall represent a net deduction for that year. In addition, any amounts payable on such REMIC regular interest in excess of the amount of payments on the Class A Certificate or Mezzanine Certificate to which it relates will be treated as having been received by the beneficial owners of such Certificates and then paid by such owners to the Swap Account pursuant to the Swap Administration Agreement, and such excess should be treated as a periodic payment on a notional principal contract that is made by the beneficial owner during the applicable taxable year and that is taken into account in determining the beneficial owner’s net income or net deduction with respect to any Net WAC Rate Carryover Amounts for such taxable year. Although not clear, net income or a net deduction with respect to the Net WAC Rate Carryover Amount should be treated as ordinary income or as an ordinary deduction. Holders of the Class A Certificates and Mezzanine Certificates are advised to consult their own tax advisors regarding the tax characterization and timing issues relating to a Swap Termination Payment.

Because a beneficial owner of any Net WAC Rate Carryover Amounts will be required to include in income the amount deemed to have been paid by such owner, but may not be able to deduct that amount from income, a beneficial owner of a Class A Certificate or Mezzanine Certificate may have income that exceeds cash distributions on the Class A Certificate or Mezzanine Certificate, in any period and over the term of the Class A Certificate or Mezzanine Certificate. As a result, the Class A Certificate or Mezzanine Certificates may not be a suitable investment for any taxpayer whose net deduction with respect to any Net WAC Rate Carryover Amounts would be subject to the limitations described above.

Upon the sale of a Class A Certificate or a Mezzanine Certificate, the amount of the sale allocated to the selling certificateholder’s right to receive payments from the Net WAC Rate Carryover Reserve Account, the Swap Account and the Cap Account in respect of the Net WAC Rate Carryover Amount would be considered a “termination payment” under the notional principal contract regulations allocable to the related Class A Certificate or Mezzanine Certificate, as the case may be. A holder of an offered certificate will have gain or loss from such a termination of the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Swap Account and the Cap Account in respect of the Net WAC Rate Carryover Amount equal to (i) any termination payment it received or is deemed to have received minus (ii) the unamortized portion of any amount paid (or deemed paid) by the certificateholder upon entering into or acquiring its interest in the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Swap Account and the Cap Account in respect of the Net WAC Rate Carryover Amount.

Gain or loss realized upon the termination of the right to receive payments from the Net WAC Rate Carryover Reserve Account and the Swap Account in respect of the Net WAC Rate Carryover Amount will generally be treated as capital gain or loss. Moreover, in the case of a bank or thrift institution, Code Section 582(c) would likely not apply to treat such gain or loss as ordinary.

It is possible that the right to receive payments in respect of the Net WAC Rate Carryover Amounts could be treated as a partnership among the holders of all of the certificates, in which case holders of such certificates potentially would be subject to different timing of income and foreign holders of such certificates could be subject to withholding in respect of any related Net WAC Carryover Amount. Holders of the offered certificates are advised to consult their own tax advisors regarding the allocation of issue price, timing, character and source of income and deductions resulting from the ownership of their certificates.

The REMIC regular interest component of each Class A and Mezzanine Certificate will be treated as assets described in Section 7701(a)(19)(C) of the Code, and as “real estate assets” under Section 856(c)(5)(B) of the Code, generally, in the same proportion that the assets of the Trust, exclusive of the assets not included in any REMIC, would be so treated. In addition, the interest derived from the REMIC regular interest component of each Class A and Mezzanine Certificate will be interest on obligations secured by interests in real property for purposes of section 856(c)(3) of the Code, subject to the same limitation in the preceding sentence. The Notional Principal Contract component of each Regular Certificate will not qualify, however, as an asset described in Section 7701(a)(19)(C) of the Code, as a real estate asset under Section 856(c)(5)(B) of the Code or as a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code. As a result, the Regular Certificates generally may not be a suitable investment for a REMIC, a real estate investment trust or an entity intending to qualify under Section 7701(a)(19)(C) of the Code.

Because the Net WAC Rate Carryover Amount is treated as a separate right of the Class A Certificates and Mezzanine Certificates not payable by any REMIC elected by the trust, such right will not be treated as a qualifying asset for any certificateholder that is a mutual savings bank, domestic building and loan association, real estate investment trust, or real estate mortgage investment conduit and any amounts received from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account will not be qualifying real estate income for real estate investment trusts.

It is not anticipated that any REMIC elected by the trust will engage in any transactions that would subject it to the prohibited transactions tax as defined in Section 860F(a)(2) of the Code, the contributions tax as defined in Section 860G(d) of the Code or the tax on net income from foreclosure property as defined in Section 860G(c) of the Code. However, in the event that any such tax is imposed on any REMIC elected by the trust, such tax will be borne (i) by the trust administrator, if the trust administrator has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement, (ii) by the trustee, if the trustee has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement, (iii) by the master servicer, if the master servicer has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement, (iv) by the servicer, if the servicer has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement or (v) otherwise by the trust, with a resulting reduction in amounts otherwise distributable to holders of the offered certificates. The responsibility for filing annual federal information returns and other reports will be borne by the trust administrator. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

For further information regarding the federal income tax consequences of investing in the offered certificates, see “Federal Income Tax Consequences—REMICs” in the base prospectus.

ERISA CONSIDERATIONS

Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, prohibits “parties in interest” with respect to an employee benefit plan subject to ERISA from engaging in certain transactions involving such plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes certain excise taxes on prohibited transactions involving “disqualified persons” and employee benefit plans or other arrangements (including, but not limited to, individual retirement accounts) described under that section (collectively, with employee benefit plans subject to ERISA, referred to as Plans). ERISA authorizes the imposition of civil penalties for prohibited transactions involving Plans not covered under Section 4975 of the Code. Any Plan fiduciary which proposes to cause a Plan to acquire offered certificates should consult with its counsel with respect to the potential consequences under ERISA and the Code of the Plan’s acquisition and ownership of such offered certificates.

Certain employee benefit plans, including governmental plans and certain church plans, are not subject to ERISA’s requirements. Accordingly, assets of such plans may be invested in offered certificates without regard to the ERISA considerations described in this term sheet supplement and in the base prospectus, subject to the provisions of other applicable federal and state law. Any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may nonetheless be subject to the prohibited transaction rules set forth in Section 503 of the Code.

Except as noted above, investments by Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. A fiduciary which decides to invest the assets of a Plan in a class of offered certificates should consider, among other factors, the extreme sensitivity of the investments to the rate of principal payments (including prepayments) on the mortgage loans.

The U.S. Department of Labor has granted to UBS Securities LLC an administrative exemption (Prohibited Transaction Exemption, or PTE, 91-22, as amended by PTE 97-34, PTE 2000-58 and PTE 2002-41) (referred to as the Exemption) from certain of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by Plans of certificates in pass-through trusts that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption as discussed in “ERISA Considerations” in the base prospectus. The Exemption applies to obligations such as the mortgage loans in the trust fund which have loan-to-value ratios not in excess of 100 percent (100%), provided that the certificates issued are rated at least “BBB-” or its equivalent, as more fully described in “ERISA Considerations” in the base prospectus.

For so long as the holder of an offered certificate also holds an interest in the Supplemental Interest Trust, the holder will be deemed to have acquired and be holding the offered certificate without the right to receive payments from the Supplemental Interest Trust and, separately, the right to receive payments from the Supplemental Interest Trust. The Exemption is not applicable to the acquisition, holding and transfer of an interest in the Supplemental Interest Trust. In addition, while the Supplemental Interest Trust is in existence, it is possible that not all of the requirements for the Exemption to apply to the acquisition, holding and transfer of offered certificates will be satisfied. However, if the Exemption is not available, there may be other exemptions that apply. Accordingly, no Plan or other person using assets of a Plan may acquire or hold an offered certificate while the Supplemental Interest Trust is in existence, unless (1) such Plan is an accredited investor within the meaning of the Exemption and (2) such acquisition or holding is eligible for the exemptive relief available under Department of Labor Prohibited Transaction Class Exemption 95-60 (for transactions by insurance company general accounts), 84-14 (for transactions by independent “qualified professional asset managers”), 91-38 (for transactions by bank collective investment funds), 90-1 (for transactions by insurance company pooled separate accounts) or 96-23 (for transactions effected by “in-house asset managers”). For so long as the Supplemental Interest Trust is in existence, each beneficial owner of an offered certificate or any interest therein, shall be deemed to have represented, by virtue of its acquisition or holding of the offered certificate, or interest therein, that either (i) it is not a Plan or (ii) (A) it is an accredited investor within the meaning of the Exemption and (B) the acquisition and holding of such Certificate and the separate right to receive payments from the Supplemental Interest Trust are eligible for the exemptive relief available under one of the five prohibited transaction class exemptions enumerated above.

Each beneficial owner of an offered Mezzanine Certificate or any interest therein that is acquired after the termination of the Supplemental Interest Trust will be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a plan investor, (ii) it has acquired and is holding such offered Mezzanine Certificate in reliance on the Exemption, and that it understands that there are certain conditions to the availability of the Exemption, including that the offered Mezzanine Certificate must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by S&P or Moody’s or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account”, as such term is defined in PTE 95-60, and (3) the conditions in Sections I and III of PTE 95-60 have been satisfied.

Plan fiduciaries should consult their legal counsel concerning the availability of, and scope of relief provided by, the Exemption and the enumerated class exemptions.

If any offered certificate, or any interest therein, is acquired or held in violation of the provisions of the preceding paragraph, the next preceding permitted beneficial owner will be treated as the beneficial owner of that certificate, retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of an offered certificate, or interest therein, was effected in violation of the provisions of the preceding paragraph shall indemnify to the extent permitted by law and hold harmless the depositor, the trustee, the trust administrator, the master servicer, the servicer and any NIMS Insurer from and against any and all liabilities, claims, costs or expenses incurred by such parties as a result of such acquisition or holding.

Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and the Exemption or any other exemption, and the potential consequences in their specific circumstances, prior to making an investment in the certificates. Moreover, each Plan fiduciary should determine whether under the general fiduciary standards of investment prudence and diversification, an investment in the offered certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

LEGAL INVESTMENT

None of the Certificates will constitute “mortgage related securities” for purposes of SMMEA.

The depositor makes no representations as to the proper characterization of any class of offered certificates for legal investment or other purposes, or as to the ability of particular investors to purchase any class of offered certificates under applicable legal investment restrictions. These uncertainties may adversely affect the liquidity of any class of offered certificates. Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their legal advisors in determining whether and to what extent any class of offered certificates constitutes a legal investment or is subject to investment, capital or other restrictions. See “Legal Investment” in the base prospectus.

GLOSSARY OF TERMS

The “Adjustment Date” with respect to each Mortgage Loan is the date on which the Mortgage Rate of the Mortgage Loan changes pursuant to the related mortgage note.

An “Advance” with respect to any Distribution Date is an amount remitted by the servicer under the Pooling and Servicing Agreement equal to the aggregate of all payments of principal and interest (net of Servicing Fees) that were due during the related Due Period on the Mortgage Loans, other than with respect to balloon payments, and that were delinquent on the business day immediately prior to the related Determination Date, unless determined to be nonrecoverable and, with respect to balloon loans, with respect to which the balloon payment is not made when due, an assumed monthly payment that would have been due on the related Due Date based on the original principal amortization schedule for such balloon loan, unless determined to be nonrecoverable.

An “Allocated Realized Loss Amount” with respect to any class of the Mezzanine Certificates and any Distribution Date is an amount equal to the sum of any Realized Loss allocated to that class of Mezzanine Certificates on the Distribution Date and any Allocated Realized Loss Amount for that class remaining unreimbursed from previous Distribution Dates minus any Subsequent Recoveries applied to such Allocated Realized Loss Amount.

“Assignment Agreement” means the Assignment and Recognition Agreement, dated the Closing Date, among the seller, the depositor and the originator.

The “Closing Date” means December 28, 2006.

“Compensating Interest” for any Distribution Date is an amount, not to exceed the lesser of (x) the aggregate of the Prepayment Interest Shortfall, if any, after netting the aggregate Prepayment Interest Excess, if any, for such Distribution Date and (y) the Servicing Fee for such Distribution Date, remitted by the servicer to the master servicer in respect of any Prepayment Interest Shortfall.

“Credit Risk Manager Fee Rate” is 0.0125% per annum.

The “Cut-off Date” means December 1, 2006.

The “Cut-off Date Principal Balance” is the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date.

A “Deleted Mortgage Loan” is a Mortgage Loans replaced or to be replaced by a Qualified Substitute Mortgage Loan.

The “Determination Date” with respect to any Distribution Date will be the 15th day of the calendar month in which such Distribution Date occurs or, if such 15th day is not a Business Day, the business day immediately preceding such 15th day.

The “Distribution Date” means the 25th day of each month, or if such day is not a business day, on the first business day thereafter, commencing in January 2007.

The “Due Date” with respect to each Mortgage Loan is the date on which the scheduled payment is due each month.

The “Due Period” with respect to any Distribution Date is the period commencing on the second day of the month immediately preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

The “Gross Margin” with respect to each adjustable-rate Mortgage Loan is the fixed percentage set forth in the related mortgage note that is added to the Index on each Adjustment Date.

The “Homeownership Act” means the federal Truth-in-Lending Act as amended by the Home Ownership and Equity Protection Act of 1994.

The “Index” with respect to each adjustable-rate Mortgage Loan is Six-Month LIBOR.

The “Initial Periodic Rate Cap” with respect to each adjustable-rate Mortgage Loan is the fixed percentage set forth in the related mortgage note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may decrease or increase on the first Adjustment Date from the Mortgage Rate in effect immediately prior to such Adjustment Date.

“Insurance Proceeds” means the proceeds of any title policy, hazard policy or other insurance policy covering a Mortgage Loan to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the mortgagor in accordance with the procedures that the servicer would follow in servicing mortgage loans held for its own account, subject to the terms and conditions of the related mortgage note and mortgage.

The “Maximum Mortgage Rate” with respect to each adjustable-rate Mortgage Loan is the specified maximum Mortgage Rate over the life of such Mortgage Loan.

The “Minimum Mortgage Rate” means, with respect to each adjustable-rate Mortgage Loan is the specified minimum Mortgage Rate over the life of such Mortgage Loan.

A “Mortgage Loan” is any of the Mortgage Loans included in the trust.

The “Mortgage Loan Purchase Agreement” means the Originator Master Agreement as defined in the Pooling and Servicing Agreement which is the agreement pursuant to which the Sponsor purchased the Mortgage Loans from the Originator.

The “Mortgage Pool” means the pool of Mortgage Loans included in the trust.

The “Mortgage Rate” is the adjustable-rate or fixed-rate calculated as specified under the terms of the related mortgage note.

A “Mortgaged Property” is the property securing a Mortgage Loan which will consist of one- to four-family residential properties consisting of attached or detached one- to four-family dwelling units and individual condominium units.

The “Net WAC Rate Carryover Reserve Account” means an account established under the Pooling and Servicing Agreement from which distributions in respect of Net WAC Rate Carryover Amounts on the certificates will be made.

The “Net WAC Rate Carryover Amount” for such class for such Distribution Date is an amount equal to the sum of (i) the excess of (x) the amount of interest such class of Certificates would have accrued on such Distribution Date had such Pass-Through Rate been the related Formula Rate, over (y) the amount of interest such class of certificates accrued for such Distribution Date at the Net WAC Rate and (ii) the unpaid portion of any related Net WAC Rate Carryover Amount from the prior Distribution Date together with interest accrued on such unpaid portion for the most recently ended Accrual Period at the Formula Rate applicable for such class for such Accrual Period.

A “NIMS Insurer Default” means the continuance of any failure by the NIMS Insurer, if any, to make a required payment under the policy insuring the net interest margin securities.

The “Periodic Rate Cap” with respect to each adjustable-rate Mortgage Loan is the fixed percentage set forth in the related mortgage note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may increase or decrease on the Adjustment Date (other than the first Adjustment Date) from the Mortgage Rate in effect immediately prior to such Adjustment Date.

A “Plan” means any employee benefit plan or other plan or arrangement subject to ERISA or Section 4975 of the Code.

The “Pool Balance” as of any date is equal to the aggregate Principal Balance of the Mortgage Loans in the Mortgage Pool.

The “Pooling and Servicing Agreement” means the Pooling and Servicing Agreement, dated as of December 1, 2006, among the depositor, the servicer, the master servicer, the trust administrator and the trustee.

“Prepayment Interest Excess” means, with respect to any Distribution Date and each Mortgage Loan as to which a principal prepayment in full that was applied during the portion of the related Prepayment Period commencing on the first day of the calendar month in which the Distribution Date occurs and ending on the last day of the related Prepayment Period, an amount equal to interest on the Mortgage Loan at the applicable Mortgage Rate on the amount of such principal prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the date on which such prepayment is so applied.

A “Prepayment Interest Shortfall” means, with respect to any Distribution Date and each Mortgage Loan as to which a principal prepayment that was applied during the portion of the related Prepayment Period commencing on the first day of the related Prepayment Period and ending on the last day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to interest at the applicable Mortgage Rate on the amount of such principal prepayment for the number of days commencing on the date such principal prepayment was applied and ending on the last day of the calendar month preceding the month in which such Distribution Date occurs.

The “Prepayment Period” for any Distribution Date is the period commencing on the 16th day of the calendar month preceding the related Distribution Date (and in the case of the first Distribution Date, commencing on December 1, 2006) and ending on the 15th day of the calendar month in which such Distribution Date occurs for prepayments in full and the calendar month preceding the month in which such Distribution Date occurs for any partial prepayment.

The “Principal Balance” of any Mortgage Loan as of any date is an amount equal to the principal balance of such Mortgage Loan at its origination, less the sum of scheduled and unscheduled payments in respect of principal made on such Mortgage Loan.

The “Purchase Price” with respect to any Mortgage Loan that is purchased by the originator or the seller is a price equal to the outstanding Principal Balance of such Mortgage Loan as of the date of purchase, plus all accrued and unpaid interest thereon, computed at the Mortgage Rate through the end of the calendar month in which the purchase is effected, plus the amount of any unreimbursed Advances and Servicing Advances made by the servicer, plus any costs and damages incurred by the trust in connection with any violation by such Mortgage Loan of any predatory or abusive lending law.

A “Qualified Substitute Mortgage Loan” is a mortgage loan substituted by the seller or originator for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding Principal Balance (or in the case of a substitution of more than one Mortgage Loan for a Deleted Mortgage Loan, an aggregate Principal Balance), not in excess of, and not more than 5% less than, the Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Deleted Mortgage Loan and not more than 1% in excess of the Mortgage Rate of such Deleted Mortgage Loan; (iii) in the case of any adjustable-rate Mortgage Loan, have a Maximum Mortgage Rate and Minimum Mortgage Rate not less than the respective rate for the Deleted Mortgage Loan, have a Gross Margin equal to or greater than the Deleted Mortgage Loan and have the same Adjustment Date frequency as the Deleted Mortgage Loan; (iv) have the same Due Date as the Deleted Mortgage Loan; (v) have a remaining term to maturity not more than one year earlier and not later than the remaining term to maturity of the Deleted Mortgage Loan; (vi) comply with each representation and warranty as to the Mortgage Loans set forth in the Mortgage Loan Purchase Agreement (deemed to be made as of the date of substitution); (vii) have been underwritten or re-underwritten by the originator in accordance with the same underwriting criteria and guidelines as the Mortgage Loans being replaced; (viii) be of the same or better credit quality as the Mortgage Loan being replaced and (ix) satisfy certain other conditions specified in the Pooling and Servicing Agreement.

The “Relief Act” means the Servicemembers Civil Relief Act.

The “Remittance Date” with respect to any Distribution Date, the 18th day of the calendar month in which such Distribution Date occurs or, if such 18th day is not a Business Day, the business day immediately following such 18th day.

An “REO Property” is a property acquired on behalf of the certificateholders in respect of a defaulted Mortgage Loan through foreclosure, deed-in-lieu of foreclosure, repossession or otherwise.

A “Servicing Advance” with respect to any Distribution Date is an amount remitted by the servicer equal to all reasonable and customary “out-of-pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of the Mortgaged Properties, (ii) any administrative, enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of Mortgaged Properties acquired in satisfaction of the related mortgage and (iv) certain insurance premiums and certain ongoing expenses associated with the Mortgage Pool and incurred by the Servicer in connection with its responsibilities under the Pooling and Servicing Agreement.

The “Servicing Fee” with respect to any Distribution Date is an amount equal to one-twelfth of the Servicing Fee Rate (without regards to the words “per annum” in the definition thereof) multiplied by the Principal Balance of the Mortgage Loans as of the first day of the related Due Period.

The “Servicing Fee Rate” is 0.500% per annum.

“Six-Month LIBOR” means the average of interbank offered rates for six-month U.S. dollar deposits in the London market based on quotations of major banks, and most recently available as of a day specified in the related mortgage note as published by the Western Edition of The Wall Street Journal.

“SMMEA” means the Secondary Mortgage Market Enhancement Act of 1984.

The “Substitution Adjustment Amount” with respect to any Mortgage Loan that is purchased by the originator or the seller is an amount equal to the excess of the Principal Balance of the related Deleted Mortgage Loan over the Principal Balance of such Qualified Substitute Mortgage Loan.

A “Swap Provider Trigger Event” means a Swap Termination Payment that is triggered upon: (i) an Event of Default under the Interest Rate Swap Agreement with respect to which the Swap Provider is a Defaulting Party (as defined in the Interest Rate Swap Agreement), (ii) a Termination Event under the Interest Rate Swap Agreement with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement) or (iii) an Additional Termination Event under the Interest Rate Swap Agreement with respect to which the Swap Provider is the sole Affected Party.

The “Swap Termination Payment” means the amount, if any, owed by the trust or the Swap Provider upon a Swap Early Termination.

ANNEX I

INITIAL MORTGAGE LOAN STATISTICAL INFORMATION

Collateral Summary for the Aggregate Mortgage Loans
Statistics for the adjustable-rate and fixed-rate mortgage loans listed below are based on their Cut-Off Date scheduled balances respectively (except for FICO and LTV which is based at origination).
	Summary Statistics	Range (if applicable)
Number of Mortgage Loans:	5,677
Aggregate Current Principal Balance:	$1,070,485,303
Average Current Principal Balance:	$188,565	$14,984-$1,160,000
Aggregate Original Principal Balance:	$1,071,803,444
Average Original Principal Balance:	$188,798	$15,000-$1,160,000
Fully Amortizing Non-IO Mortgage Loans:	36.37%
Fully Amortizing IO Mortgage Loans:	17.67%
Balloon Loans:	45.96%
1st Lien:	93.52%
Wtd. Avg. Gross Coupon:	8.496%	5.625%-13.850%
Wtd. Avg. Original Term(months):	359	120-360
Wtd. Avg. Remaining Term(months):	355	116-357
Wtd. Avg. Margin (ARM Loan Only):	6.192%	2.500%-7.990%
Maximum Interest Rate (ARM Loans Only):	15.340%	12.625%-19.650%
Minimum Interest Rate (ARM Loans Only):	8.343%	5.625%-12.650%
Wtd. Avg. Original LTV:	82.11%	24.69%-100.00%
Wtd. Avg. Borrower FICO:	622	500-809
Geographic Distribution (Top 5):	CA	31.74%
	FL	8.99%
	NJ	5.52%
	TX	5.06%
	NY	4.44%

MASTR Asset Backed Securities Trust 2006-NC3 Mortgage Pass-Through Certificates

Current Unpaid Principal Balance of the Aggregate Mortgage Loans
Range of Current Unpaid Principal Balance ($)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
50,000.00 or less	444	16,898,551	1.58	38,060	11.179	96.75	627	75.45	89.38
50,000.01 to 100,000.00	1,430	106,803,420	9.98	74,688	9.824	86.72	611	71.55	30.59
100,000.01 to 150,000.00	1,056	130,403,717	12.18	123,488	9.076	82.62	617	69.83	14.10
150,000.01 to 200,000.00	722	126,471,997	11.81	175,169	8.505	79.95	610	71.30	2.56
200,000.01 to 250,000.00	557	125,029,841	11.68	224,470	8.277	79.98	615	59.82	0.00
250,000.01 to 300,000.00	387	105,791,232	9.88	273,362	8.246	80.12	616	61.41	0.00
300,000.01 to 350,000.00	269	86,841,852	8.11	322,832	8.210	81.86	620	56.38	0.00
350,000.01 to 400,000.00	283	106,085,423	9.91	374,860	7.948	81.47	630	48.71	0.00
400,000.01 to 450,000.00	190	80,669,731	7.54	424,578	7.960	81.92	634	52.21	0.00
450,000.01 to 500,000.00	153	72,857,212	6.81	476,191	8.005	81.69	631	48.38	0.00
500,000.01 to 550,000.00	72	37,653,893	3.52	522,971	7.980	83.12	635	55.73	0.00
550,000.01 to 600,000.00	46	26,376,775	2.46	573,408	8.147	83.62	636	45.60	0.00
600,000.01 to 650,000.00	19	11,871,520	1.11	624,817	8.088	81.63	640	31.76	0.00
650,000.01 to 700,000.00	23	15,449,759	1.44	671,729	7.951	83.99	647	47.81	0.00
700,000.01 to 750,000.00	12	8,710,505	0.81	725,875	7.585	84.45	640	58.56	0.00
750,000.01 to 800,000.00	4	3,100,589	0.29	775,147	8.786	83.67	703	24.47	0.00
800,000.01 to 850,000.00	2	1,657,179	0.15	828,590	8.923	69.06	593	51.24	0.00
850,000.01 to 900,000.00	3	2,673,755	0.25	891,252	8.708	79.57	659	32.73	0.00
950,000.01 to 1,000,000.00	4	3,978,352	0.37	994,588	8.409	78.99	653	50.00	0.00
1,000,000.01 to 1,250,000.00	1	1,160,000	0.11	1,160,000	8.300	80.00	789	100.00	0.00
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Current Mortgage Rates of the Aggregate Mortgage Loans
Range of Current Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
5.501 to 6.000	18	6,861,722	0.64	381,207	5.882	75.17	664	76.58	0.00
6.001 to 6.500	99	29,518,767	2.76	298,169	6.394	76.36	658	94.32	0.00
6.501 to 7.000	329	92,715,162	8.66	281,809	6.815	78.85	649	86.55	0.00
7.001 to 7.500	460	124,383,442	11.62	270,399	7.303	78.48	638	74.34	0.00
7.501 to 8.000	782	188,791,523	17.64	241,421	7.790	79.98	631	58.54	0.09
8.001 to 8.500	701	155,561,263	14.53	221,913	8.295	81.35	627	54.88	0.34
8.501 to 9.000	815	168,847,866	15.77	207,175	8.787	81.93	605	50.59	0.25
9.001 to 9.500	548	99,855,938	9.33	182,219	9.277	82.61	596	55.00	1.57
9.501 to 10.000	541	78,026,158	7.29	144,226	9.758	85.10	589	54.78	5.75
10.001 to 10.500	309	41,879,713	3.91	135,533	10.259	86.31	597	42.98	12.49
10.501 to 11.000	297	30,205,550	2.82	101,702	10.753	90.14	612	42.79	34.03
11.001 to 11.500	210	16,764,694	1.57	79,832	11.272	94.66	640	35.03	70.44
11.501 to 12.000	269	18,385,308	1.72	68,347	11.792	98.06	633	56.59	92.43
12.001 to 12.500	206	13,064,080	1.22	63,418	12.261	99.29	624	57.56	95.11
12.501 to 13.000	78	4,896,890	0.46	62,781	12.813	99.28	607	63.23	96.79
13.001 to 13.500	10	511,454	0.05	51,145	13.128	100.00	614	54.27	100.00
13.501 to 14.000	5	215,773	0.02	43,155	13.705	100.00	602	87.28	100.00
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Credit Scores of the Aggregate Mortgage Loans
Range of Credit Scores	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
500 to 519	274	43,985,207	4.11	160,530	9.318	74.99	510	82.93	0.00
520 to 539	357	63,239,579	5.91	177,142	9.024	75.82	530	82.29	0.00
540 to 559	407	71,596,347	6.69	175,912	8.958	79.10	551	77.78	0.07
560 to 579	403	73,533,046	6.87	182,464	8.825	80.74	570	71.24	0.23
580 to 599	658	131,953,232	12.33	200,537	8.521	81.38	590	70.55	4.48
600 to 619	893	158,160,995	14.77	177,112	8.410	83.59	609	74.93	7.70
620 to 639	695	122,180,508	11.41	175,799	8.403	84.81	629	65.26	9.14
640 to 659	724	138,145,483	12.90	190,809	8.331	83.93	649	44.79	9.36
660 to 679	479	94,470,225	8.82	197,224	8.301	83.49	668	35.90	10.25
680 to 699	281	62,878,607	5.87	223,767	8.286	83.75	689	31.89	9.07
700 to 719	167	36,048,470	3.37	215,859	8.008	83.40	708	32.15	10.51
720 to 739	150	33,176,108	3.10	221,174	8.040	83.52	730	32.31	12.20
740 to 759	98	20,095,427	1.88	205,055	8.020	82.43	749	47.52	12.53
760 to 779	66	14,003,978	1.31	212,181	8.128	81.80	767	32.90	7.62
780 to 799	20	5,470,569	0.51	273,528	8.179	81.86	787	42.94	3.50
800 to 819	5	1,547,521	0.14	309,504	7.494	72.29	803	31.71	0.00
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

DTI Ratios of the Aggregate Mortgage Loans
Range of DTI Ratios (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
30.00 or less	694	108,845,555	10.17	156,838	8.574	80.14	622	68.56	3.39
30.01 to 35.00	573	96,144,260	8.98	167,791	8.565	81.84	614	64.34	5.86
35.01 to 40.00	919	172,067,110	16.07	187,233	8.564	82.67	625	57.63	8.08
40.01 to 45.00	1,252	231,285,302	21.61	184,733	8.524	82.72	624	57.76	8.28
45.01 to 50.00	1,906	394,301,193	36.83	206,874	8.468	83.21	627	55.51	6.42
50.01 to 55.00	320	64,743,144	6.05	202,322	8.173	75.55	586	82.01	2.56
55.01 or more	13	3,098,741	0.29	238,365	8.054	80.88	600	60.38	1.36
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Lien Status of the Aggregate Mortgage Loans
Lien Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1	4,633	1,001,084,900	93.52	216,077	8.296	80.88	619	60.27	0.00
2	1,044	69,400,403	6.48	66,475	11.383	99.99	653	57.25	100.00
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Original LTV Ratios of the Aggregate Mortgage Loans
Range of Original LTV Ratios (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
50.00 or less	76	13,226,619	1.24	174,034	8.211	41.64	601	69.13	0.00
50.01 to 55.00	71	12,495,013	1.17	175,986	7.993	52.53	596	64.17	0.00
55.01 to 60.00	129	25,751,231	2.41	199,622	7.785	57.63	597	68.68	0.00
60.01 to 65.00	146	30,503,435	2.85	208,928	7.970	63.29	590	62.51	0.00
65.01 to 70.00	185	36,801,116	3.44	198,925	8.194	68.44	583	64.17	0.00
70.01 to 75.00	317	67,843,646	6.34	214,018	8.191	74.02	587	66.50	0.00
75.01 to 80.00	1,878	414,702,882	38.74	220,822	8.075	79.79	639	54.27	0.00
80.01 to 85.00	558	118,109,798	11.03	211,666	8.559	84.49	588	66.92	0.00
85.01 to 90.00	901	193,363,982	18.06	214,610	8.656	89.74	618	60.51	0.00
90.01 to 95.00	359	85,251,475	7.96	237,469	8.566	94.71	638	68.90	0.15
95.01 to 100.00	1,057	72,436,108	6.77	68,530	11.341	100.00	653	56.03	95.63
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Documentation Levels of the Aggregate Mortgage Loans
Documentation Level	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Full	3,738	643,069,624	60.07	172,036	8.277	81.98	606	100.00	6.18
Stated Doc	1,834	406,537,406	37.98	221,667	8.855	82.42	647	0.00	6.88
Limited Income & Asset	87	17,247,561	1.61	198,248	8.217	82.12	610	0.00	9.86
No Income No Asset	18	3,630,712	0.34	201,706	8.363	71.17	698	0.00	0.00
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Purpose of the Aggregate Mortgage Loans
Purpose	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Cash Out Refi	2,562	538,007,795	50.26	209,995	8.366	79.61	600	67.05	1.88
Purchase	2,601	429,892,039	40.16	165,280	8.757	85.27	650	47.98	13.57
Rate & Term Refi	514	102,585,469	9.58	199,583	8.083	82.00	618	74.14	0.90
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Property Types of the Aggregate Mortgage Loans
Property Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Single Family	4,249	788,621,788	73.67	185,602	8.489	81.87	618	60.87	5.96
Planned Unit Development	739	137,775,889	12.87	186,436	8.479	82.59	623	65.52	7.79
Two- to Four-Family	291	74,386,687	6.95	255,624	8.532	83.41	645	45.71	6.29
Condominium	394	69,188,541	6.46	175,605	8.566	82.48	637	55.22	10.11
Modular Home	4	512,398	0.05	128,099	9.155	85.31	591	100.00	0.00
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Occupancy Status of the Aggregate Mortgage Loans
Occupancy Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Owner Occupied	5,089	964,201,397	90.07	189,468	8.437	81.88	618	62.34	6.91
Investor Occupied	394	69,721,274	6.51	176,958	9.202	84.70	647	44.57	0.00
Second Home	194	36,562,632	3.42	188,467	8.716	83.42	661	29.84	7.72
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Geographic Distribution of the Mortgage Properties Related to the Aggregate Mortgage Loans
Location	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Southern California	849	241,334,385	22.54	284,257	8.151	80.92	635	51.67	8.96
Northern California	331	98,392,911	9.19	297,260	8.309	81.36	627	49.20	6.62
Florida	556	96,208,612	8.99	173,037	8.555	80.40	609	63.15	4.79
New Jersey	248	59,139,453	5.52	238,466	8.497	81.29	622	52.99	5.26
Texas	493	54,212,037	5.06	109,964	8.653	80.79	611	71.11	1.46
New York	151	47,484,044	4.44	314,464	8.106	81.73	641	54.14	5.24
Arizona	228	42,837,389	4.00	187,883	8.445	81.39	613	56.89	3.62
Massachusetts	163	39,060,990	3.65	239,638	8.576	84.03	622	61.69	5.59
Maryland	159	34,866,336	3.26	219,285	8.366	80.82	601	77.74	2.93
Washington	144	25,869,026	2.42	179,646	8.600	82.85	615	71.88	9.27
Other	2,355	331,080,118	30.93	140,586	8.819	84.07	617	66.28	6.98
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Zip Code Distribution of the Mortgage Properties Related of the Aggregate Mortgage Loans
Zip Code	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
96706	10	3,627,398	0.34	362,740	7.439	80.88	641	51.24	3.42
92336	8	3,118,943	0.29	389,868	8.630	85.56	636	30.89	2.15
91331	10	2,916,547	0.27	291,655	7.862	73.27	629	39.34	8.71
92503	9	2,835,043	0.26	315,005	7.836	82.27	650	58.39	6.16
11368	4	2,468,523	0.23	617,131	7.793	88.62	687	30.38	0.00
11369	4	2,319,624	0.22	579,906	7.483	81.43	645	22.40	0.00
90805	6	2,305,269	0.22	384,212	8.485	87.46	619	41.99	3.77
92553	12	2,194,897	0.21	182,908	8.153	81.45	672	39.93	17.45
92562	6	2,126,036	0.20	354,339	7.619	74.53	662	31.45	5.86
92345	10	2,124,714	0.20	212,471	8.590	85.49	636	42.07	11.08
Other	5,598	1,044,448,309	97.57	186,575	8.509	82.12	621	60.58	6.51
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Original Term to Maturity of the Aggregate Mortgage Loans
Range of Original Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
180 or less	48	4,823,911	0.45	100,498	8.460	73.94	612	82.97	4.38
181 to 240	39	3,897,513	0.36	99,936	8.296	78.51	624	85.95	7.01
241 to 300	6	447,533	0.04	74,589	8.849	78.41	568	100.00	0.00
301 to 360	5,584	1,061,316,347	99.14	190,064	8.497	82.17	622	59.86	6.49
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Remaining Term to Maturity of the Aggregate Mortgage Loans
Range of Remaining Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
180 or less	48	4,823,911	0.45	100,498	8.460	73.94	612	82.97	4.38
181 to 240	39	3,897,513	0.36	99,936	8.296	78.51	624	85.95	7.01
241 to 300	6	447,533	0.04	74,589	8.849	78.41	568	100.00	0.00
301 to 360	5,584	1,061,316,347	99.14	190,064	8.497	82.17	622	59.86	6.49
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Product Type of the Aggregate Mortgage Loans
Product Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
2/6 MONTH LIBOR	1,078	175,695,686	16.41	162,983	8.867	82.15	607	56.47	0.00
2/6 MONTH LIBOR - 40 YR AMTERM	1,363	345,812,637	32.30	253,714	8.458	81.41	611	51.21	0.00
2/6 MONTH LIBOR - 60 MONTH IO	414	133,510,628	12.47	322,489	7.735	81.16	644	61.55	0.00
3/6 MONTH LIBOR	112	25,134,245	2.35	224,413	8.310	80.27	622	63.50	0.00
3/6 MONTH LIBOR - 40 YR AMTERM	382	87,584,601	8.18	229,279	8.260	81.27	617	61.28	0.00
3/6 MONTH LIBOR - 60 MONTH IO	193	55,672,876	5.20	288,460	7.587	81.63	646	72.98	0.00
30YR FXD	1,774	179,775,947	16.79	101,339	9.408	85.91	632	69.11	38.33
BALLOON OTHER - 40 YR AMTERM	274	58,577,259	5.47	213,786	7.857	80.16	634	72.93	0.00
20YR FXD	39	3,897,513	0.36	99,936	8.296	78.51	624	85.95	7.01
15YR FXD	44	4,563,442	0.43	103,715	8.433	74.73	609	84.53	3.92
10 YR FIXED	4	260,469	0.02	65,117	8.931	60.23	655	55.66	12.56
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Prepayment Penalty Term of the Aggregate Mortgage Loans
Original Prepayment Penalty Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
0	1,696	293,462,829	27.41	173,032	8.973	83.00	622	58.47	9.32
12	217	63,501,542	5.93	292,634	8.250	80.76	647	47.76	2.81
24	2,475	492,733,928	46.03	199,084	8.423	82.37	616	57.29	5.71
36	1,289	220,787,003	20.62	171,285	8.095	80.76	627	71.95	5.49
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Credit Grade of the Aggregate Mortgage Loans
Credit Grade	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
AA	3,460	614,312,970	57.39	177,547	8.508	83.33	619	62.50	7.55
AAA	921	199,443,126	18.63	216,551	8.017	83.31	689	39.50	10.30
A+	568	115,071,756	10.75	202,591	8.660	81.19	588	69.78	2.14
A-	336	69,044,990	6.45	205,491	8.733	78.49	576	72.12	0.00
B	199	40,028,356	3.74	201,148	9.099	75.28	561	65.12	0.00
C	179	29,886,583	2.79	166,964	9.398	71.70	556	74.35	0.00
C-	14	2,697,522	0.25	192,680	9.213	66.00	530	73.30	0.00
Total:	5,677	1,070,485,303	100.00	188,565	8.496	82.11	622	60.07	6.48

Next Adjustment Date for the Adjustable-Rate Aggregate Mortgage Loans
Next Adjustment Date (Year - Month)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
2008-02	1	286,485	0.03	286,485	9.350	90.00	556	100.00	0.00
2008-03	7	948,355	0.12	135,479	9.071	86.99	588	58.57	0.00
2008-04	11	1,673,119	0.20	152,102	8.194	82.35	644	50.62	0.00
2008-05	11	2,709,187	0.33	246,290	9.163	84.37	620	27.47	0.00
2008-06	27	5,238,761	0.64	194,028	8.455	80.54	619	52.71	0.00
2008-07	89	23,381,329	2.84	262,712	8.740	80.45	606	39.63	0.00
2008-08	411	105,031,988	12.76	255,552	8.426	81.48	606	60.28	0.00
2008-09	2,298	515,749,727	62.64	224,434	8.399	81.60	619	54.43	0.00
2009-07	32	7,657,540	0.93	239,298	7.821	82.58	610	66.45	0.00
2009-08	175	43,927,339	5.33	251,013	7.778	81.84	630	70.76	0.00
2009-09	480	116,806,844	14.19	243,348	8.160	80.92	627	63.43	0.00
Total:	3,542	823,410,673	100.00	232,471	8.343	81.49	619	56.93	0.00

Gross Margins of the Adjustable-Rate Aggregate Mortgage Loans
Range of Gross Margins (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
4.000 or less	2	546,082	0.07	273,041	8.890	92.26	549	100.00	0.00
4.001 to 4.500	1	80,954	0.01	80,954	10.400	90.00	558	100.00	0.00
4.501 to 5.000	1	123,859	0.02	123,859	9.600	80.00	615	100.00	0.00
5.001 to 5.500	5	843,777	0.10	168,755	9.572	72.65	531	85.94	0.00
5.501 to 6.000	734	180,121,139	21.88	245,397	8.051	82.21	638	64.23	0.00
6.001 to 6.500	2,417	557,345,073	67.69	230,594	8.321	82.07	619	56.10	0.00
6.501 to 7.000	244	54,840,253	6.66	224,755	9.056	78.29	581	38.54	0.00
7.001 to 7.500	117	26,518,420	3.22	226,653	9.126	72.29	563	56.67	0.00
7.501 to 8.000	21	2,991,116	0.36	142,434	9.602	71.23	550	92.12	0.00
Total:	3,542	823,410,673	100.00	232,471	8.343	81.49	619	56.93	0.00

Minimum Mortgage Rate of the Adjustable-Rate Aggregate Mortgage Loans
Range of Minimum Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
5.501 to 6.000	18	6,861,722	0.83	381,207	5.882	75.17	664	76.58	0.00
6.001 to 6.500	59	18,158,013	2.21	307,763	6.330	79.16	651	92.27	0.00
6.501 to 7.000	200	60,865,615	7.39	304,328	6.815	79.48	645	83.85	0.00
7.001 to 7.500	348	99,231,311	12.05	285,147	7.303	79.18	638	73.47	0.00
7.501 to 8.000	638	164,620,259	19.99	258,025	7.790	80.18	631	57.01	0.00
8.001 to 8.500	534	130,095,890	15.80	243,625	8.298	81.89	629	52.74	0.00
8.501 to 9.000	624	143,392,021	17.41	229,795	8.789	82.41	606	47.44	0.00
9.001 to 9.500	410	84,320,100	10.24	205,659	9.280	82.71	594	51.62	0.00
9.501 to 10.000	366	62,579,955	7.60	170,983	9.757	84.44	581	50.08	0.00
10.001 to 10.500	188	32,215,746	3.91	171,360	10.244	84.97	590	34.97	0.00
10.501 to 11.000	109	15,745,176	1.91	144,451	10.738	85.54	585	29.85	0.00
11.001 to 11.500	32	3,877,116	0.47	121,160	11.247	84.31	582	19.32	0.00
11.501 to 12.000	10	856,415	0.10	85,642	11.718	72.06	548	79.79	0.00
12.001 to 12.500	5	536,170	0.07	107,234	12.267	86.62	586	10.65	0.00
12.501 to 13.000	1	55,166	0.01	55,166	12.650	64.24	506	0.00	0.00
Total:	3,542	823,410,673	100.00	232,471	8.343	81.49	619	56.93	0.00

Maximum Mortgage Rate of the Adjustable-Rate Aggregate Mortgage Loans
Range of Maximum Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
12.501 to 13.000	19	7,073,572	0.86	372,293	5.915	75.76	664	77.29	0.00
13.001 to 13.500	59	18,158,013	2.21	307,763	6.330	79.16	651	92.27	0.00
13.501 to 14.000	203	61,465,008	7.46	302,783	6.826	79.28	644	83.31	0.00
14.001 to 14.500	349	99,395,254	12.07	284,800	7.304	79.18	639	73.51	0.00
14.501 to 15.000	637	164,643,417	20.00	258,467	7.795	80.29	631	57.03	0.00
15.001 to 15.500	535	130,284,417	15.82	243,522	8.301	81.89	629	52.66	0.00
15.501 to 16.000	623	142,830,142	17.35	229,262	8.790	82.37	606	47.41	0.00
16.001 to 16.500	408	83,967,629	10.20	205,803	9.280	82.72	595	51.64	0.00
16.501 to 17.000	364	62,307,434	7.57	171,174	9.757	84.46	581	50.10	0.00
17.001 to 17.500	189	32,307,228	3.92	170,938	10.247	84.96	590	34.87	0.00
17.501 to 18.000	109	15,745,176	1.91	144,451	10.738	85.54	585	29.85	0.00
18.001 to 18.500	32	3,836,790	0.47	119,900	11.257	84.36	579	19.52	0.00
18.501 to 19.000	10	856,415	0.10	85,642	11.718	72.06	548	79.79	0.00
19.001 to 19.500	4	485,014	0.06	121,253	12.290	87.32	590	11.77	0.00
19.501 to 20.000	1	55,166	0.01	55,166	12.650	64.24	506	0.00	0.00
Total:	3,542	823,410,673	100.00	232,471	8.343	81.49	619	56.93	0.00

Initial Periodic Rate Caps of the Adjustable-Rate Aggregate Mortgage Loans
Initial Periodic Rate Caps (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1.000	15	2,789,067	0.34	185,938	8.632	80.35	617	53.10	0.00
1.500	75	15,932,783	1.93	212,437	8.757	81.56	609	54.33	0.00
2.000	3,452	804,688,823	97.73	233,108	8.334	81.49	619	56.99	0.00
Total:	3,542	823,410,673	100.00	232,471	8.343	81.49	619	56.93	0.00

Subsequent Periodic Rate Caps of the Adjustable-Rate Aggregate Mortgage Loans
Subsequent Periodic Rate Caps (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1.000	15	2,789,067	0.34	185,938	8.632	80.35	617	53.10	0.00
1.500	3,527	820,621,606	99.66	232,668	8.342	81.49	619	56.94	0.00
Total:	3,542	823,410,673	100.00	232,471	8.343	81.49	619	56.93	0.00

Collateral Summary for the Group I Mortgage Loans
Statistics for the adjustable-rate and fixed-rate mortgage loans listed below are based on their Cut-Off Date scheduled balances respectively (except for FICO and LTV which is based at origination).

Number of Mortgage Loans:	1,756
Aggregate Current Principal Balance:	$277,190,611
Average Current Principal Balance:	$157,853	$14,984-$562,000
Aggregate Original Principal Balance:	$277,518,269
Average Original Principal Balance:	$158,040	$15,000-$562,000
Fully Amortizing Non-IO Mortgage Loans:	35.75%
Fully Amortizing IO Mortgage Loans:	17.51%
Balloon Loans:	46.74%
1st Lien:	94.48%
Wtd. Avg. Gross Coupon:	8.600%	5.700%-13.850%
Wtd. Avg. Original Term(months):	359	120-360
Wtd. Avg. Remaining Term(months):	355	116-357
Wtd. Avg. Margin(ARM Loan Only):	6.208%	5.100%-7.600%
Maximum Interest Rate (ARM Loans Only):	15.449%	12.700%-19.650%
Minimum Interest Rate (ARM Loans Only):	8.456%	5.700%-12.650%
Wtd. Avg. Original LTV:	82.72%	38.28%-100.00%
Wtd. Avg. Borrower FICO:	620	500-792
Geographic Distribution (Top 5):	CA	20.37%
	FL	10.37%
	NJ	6.37%
	TX	5.85%
	AZ	4.78%

Current Unpaid Principal Balance of the Group I Mortgage Loans
Range of Current Unpaid Principal Balance ($)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
50,000.00 or less	245	8,872,720	3.20	36,215	11.394	98.26	625	81.45	94.38
50,000.01 to 100,000.00	431	31,773,769	11.46	73,721	9.599	85.88	606	72.63	21.05
100,000.01 to 150,000.00	329	40,589,321	14.64	123,372	8.728	82.14	622	65.30	0.60
150,000.01 to 200,000.00	233	40,676,312	14.67	174,576	8.496	81.62	617	57.77	0.00
200,000.01 to 250,000.00	176	39,689,476	14.32	225,508	8.292	79.88	617	47.49	0.00
250,000.01 to 300,000.00	115	31,550,714	11.38	274,354	8.320	81.63	618	55.36	0.00
300,000.01 to 350,000.00	81	26,106,892	9.42	322,307	8.312	83.93	627	41.71	0.00
350,000.01 to 400,000.00	102	38,460,366	13.88	377,062	8.129	81.60	625	40.03	0.00
400,000.01 to 450,000.00	29	11,944,097	4.31	411,865	8.115	82.45	622	48.07	0.00
450,000.01 to 500,000.00	8	3,826,545	1.38	478,318	7.386	79.62	662	50.53	0.00
500,000.01 to 550,000.00	6	3,138,399	1.13	523,067	8.484	85.55	646	34.18	0.00
550,000.01 to 600,000.00	1	562,000	0.20	562,000	8.475	74.93	585	100.00	0.00
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Current Mortgage Rates of the Group I Mortgage Loans
Range of Current Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
5.501 to 6.000	3	1,235,325	0.45	411,775	5.855	71.76	666	60.27	0.00
6.001 to 6.500	18	3,001,965	1.08	166,776	6.373	78.08	665	81.69	0.00
6.501 to 7.000	69	17,563,460	6.34	254,543	6.809	80.98	646	79.21	0.00
7.001 to 7.500	133	30,253,650	10.91	227,471	7.311	78.90	648	67.81	0.00
7.501 to 8.000	252	53,421,444	19.27	211,990	7.793	80.24	634	54.54	0.06
8.001 to 8.500	251	45,366,604	16.37	180,743	8.295	81.23	624	51.56	0.33
8.501 to 9.000	219	39,733,192	14.33	181,430	8.771	83.64	610	45.15	0.82
9.001 to 9.500	161	26,639,510	9.61	165,463	9.295	82.69	599	46.26	0.80
9.501 to 10.000	181	25,147,775	9.07	138,938	9.744	85.38	585	53.27	3.11
10.001 to 10.500	106	13,112,644	4.73	123,704	10.248	86.53	603	42.83	9.01
10.501 to 11.000	94	8,381,974	3.02	89,170	10.729	88.50	601	49.88	23.18
11.001 to 11.500	58	3,950,945	1.43	68,120	11.261	91.25	607	42.72	54.05
11.501 to 12.000	88	4,191,299	1.51	47,628	11.794	96.73	613	73.95	86.81
12.001 to 12.500	84	3,405,296	1.23	40,539	12.234	98.19	616	72.09	93.27
12.501 to 13.000	30	1,417,578	0.51	47,253	12.746	98.61	599	74.35	96.11
13.001 to 13.500	6	231,580	0.08	38,597	13.160	100.00	605	75.07	100.00
13.501 to 14.000	3	136,368	0.05	45,456	13.700	100.00	594	100.00	100.00
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Credit Scores of the Group I Mortgage Loans
Range of Credit Scores	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
500 to 519	77	12,413,632	4.48	161,216	9.549	77.46	510	65.10	0.00
520 to 539	109	18,289,541	6.60	167,794	9.282	78.78	531	74.95	0.00
540 to 559	104	14,510,479	5.23	139,524	9.175	81.11	550	68.82	0.00
560 to 579	130	21,642,907	7.81	166,484	8.966	82.00	571	61.39	0.23
580 to 599	221	35,337,195	12.75	159,897	8.597	81.02	589	72.97	5.71
600 to 619	276	35,772,027	12.91	129,609	8.589	84.94	609	78.82	12.48
620 to 639	238	38,051,304	13.73	159,879	8.265	84.08	629	62.54	7.56
640 to 659	228	35,433,306	12.78	155,409	8.342	83.44	649	38.06	7.34
660 to 679	147	24,423,220	8.81	166,144	8.615	83.95	668	18.57	5.87
680 to 699	72	13,005,043	4.69	180,626	8.283	84.94	687	25.19	4.66
700 to 719	55	10,285,230	3.71	187,004	8.069	84.53	708	25.20	6.05
720 to 739	39	6,730,380	2.43	172,574	8.123	82.88	730	27.90	6.12
740 to 759	32	6,029,504	2.18	188,422	7.795	82.75	748	49.04	0.82
760 to 779	21	3,683,600	1.33	175,410	8.482	83.59	767	14.20	4.68
780 to 799	7	1,583,243	0.57	226,178	8.243	82.20	786	7.92	0.00
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

DTI Ratios of the Group I Mortgage Loans
Range of DTI Ratios (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
30.00 or less	194	27,620,606	9.96	142,374	8.632	82.04	627	57.71	3.43
30.01 to 35.00	187	29,171,450	10.52	155,997	8.733	82.96	616	53.24	4.12
35.01 to 40.00	283	46,962,999	16.94	165,947	8.566	82.26	626	48.75	4.03
40.01 to 45.00	389	61,956,116	22.35	159,270	8.587	82.93	620	52.40	5.20
45.01 to 50.00	623	98,216,461	35.43	157,651	8.594	83.41	621	58.16	7.44
50.01 to 55.00	76	12,458,174	4.49	163,923	8.515	78.24	589	62.36	5.59
55.01 or more	4	804,805	0.29	201,201	7.633	93.39	656	61.68	5.24
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Lien Status of the Group I Mortgage Loans
Lien Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1	1,413	261,884,126	94.48	185,339	8.432	81.71	619	53.66	0.00
2	343	15,306,485	5.52	44,625	11.462	100.00	635	76.30	100.00
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Original LTV Ratios of the Group I Mortgage Loans
Range of Original LTV Ratios (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
50.00 or less	15	3,088,189	1.11	205,879	8.420	41.10	632	4.37	0.00
50.01 to 55.00	20	3,639,801	1.31	181,990	7.822	52.62	605	23.59	0.00
55.01 to 60.00	31	5,931,715	2.14	191,346	7.998	57.67	604	37.12	0.00
60.01 to 65.00	34	8,003,063	2.89	235,384	8.156	62.99	609	15.59	0.00
65.01 to 70.00	52	10,060,901	3.63	193,479	8.503	68.04	584	18.99	0.00
70.01 to 75.00	72	14,124,472	5.10	196,173	8.385	73.98	595	28.21	0.00
75.01 to 80.00	568	96,309,117	34.74	169,558	8.237	79.82	629	56.31	0.00
80.01 to 85.00	167	33,216,607	11.98	198,902	8.430	84.60	584	85.18	0.00
85.01 to 90.00	321	57,569,762	20.77	179,345	8.779	89.72	626	52.99	0.00
90.01 to 95.00	127	28,814,340	10.40	226,885	8.608	94.76	644	56.16	0.00
95.01 to 100.00	349	16,432,645	5.93	47,085	11.312	100.00	636	77.04	93.15
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Documentation Levels of the Group I Mortgage Loans
Documentation Level	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Full	1,107	152,214,241	54.91	137,502	8.492	84.99	603	100.00	7.67
Stated Doc	613	118,671,984	42.81	193,592	8.758	80.11	642	0.00	2.82
Limited Income & Asset	25	4,513,955	1.63	180,558	8.284	81.17	609	0.00	6.25
No Income No Asset	11	1,790,432	0.65	162,767	8.074	67.44	687	0.00	0.00
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Purpose of the Group I Mortgage Loans
Purpose	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Cash Out Refi	817	154,161,916	55.62	188,693	8.555	81.51	605	54.47	3.93
Purchase	729	84,510,596	30.49	115,927	8.879	85.05	647	50.09	10.48
Rate & Term Refi	210	38,518,099	13.90	183,420	8.168	82.46	623	67.28	1.01
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Property Types of the Group I Mortgage Loans
Property Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Single Family	1,320	201,125,371	72.56	152,368	8.628	82.86	616	56.94	5.67
Planned Unit Development	235	37,849,695	13.65	161,063	8.539	81.98	620	57.64	6.64
Two- to Four-Family	79	20,120,310	7.26	254,687	8.487	84.22	643	39.34	1.72
Condominium	121	18,009,024	6.50	148,835	8.525	81.18	638	43.72	5.82
Modular Home	1	86,211	0.03	86,211	10.350	75.00	538	100.00	0.00
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Occupancy Status of the Group I Mortgage Loans
Occupancy Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Owner Occupied	1,533	236,438,382	85.30	154,232	8.531	82.33	613	60.43	6.47
Investor Occupied	141	24,263,955	8.75	172,085	9.419	88.07	659	26.98	0.00
Second Home	82	16,488,274	5.95	201,077	8.374	80.50	672	16.97	0.00
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Geographic Distribution of the Mortgage Properties Related to the Group I Mortgage Loans
Location	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Southern California	139	39,805,786	14.36	286,373	7.955	78.33	627	37.08	1.94
Florida	172	28,736,505	10.37	167,073	8.699	81.62	607	47.44	3.26
New Jersey	75	17,655,129	6.37	235,402	8.451	83.82	627	50.61	3.53
Northern California	60	16,666,516	6.01	277,775	8.370	81.39	618	43.01	2.29
Texas	159	16,228,659	5.85	102,067	8.760	81.26	614	64.10	1.30
Arizona	83	13,260,360	4.78	159,763	8.710	81.59	615	47.73	5.21
Massachusetts	55	11,574,372	4.18	210,443	8.441	86.38	639	59.42	7.64
Nevada	53	10,446,627	3.77	197,106	8.298	85.29	639	52.32	8.61
Hawaii	31	8,210,905	2.96	264,868	8.192	80.49	662	29.73	8.48
Maryland	41	8,020,425	2.89	195,620	8.396	81.43	614	69.43	6.13
Other	888	106,585,327	38.45	120,029	8.930	84.67	615	66.27	8.18
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Zip Code Distribution of the Mortgage Properties Related of the Group I Mortgage Loans
Zip Code	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
96706	5	1,817,322	0.66	363,464	7.779	77.55	608	60.74	4.23
96793	3	1,108,652	0.40	369,551	7.823	75.13	677	0.00	8.83
90810	3	1,102,119	0.40	367,373	8.287	79.48	593	71.89	0.00
93446	3	1,002,424	0.36	334,141	8.785	73.11	590	28.37	0.00
32725	5	970,784	0.35	194,157	8.690	84.33	602	74.56	4.20
91761	3	944,827	0.34	314,942	7.339	74.57	631	62.98	0.00
07093	2	930,325	0.34	465,163	8.543	89.79	678	0.00	0.00
01841	3	908,967	0.33	302,989	7.378	87.21	682	60.89	0.00
92507	3	902,769	0.33	300,923	7.561	73.61	628	0.00	0.00
89048	4	899,683	0.32	224,921	8.948	93.53	627	68.34	4.59
Other	1,722	266,602,737	96.18	154,822	8.620	82.82	620	55.34	5.64
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Original Term to Maturity of the Group I Mortgage Loans
Range of Original Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
180 or less	14	1,006,849	0.36	71,918	8.970	76.48	647	47.94	21.00
181 to 240	11	1,165,368	0.42	105,943	8.244	83.47	599	90.01	4.47
241 to 300	1	106,639	0.04	106,639	7.450	92.25	657	100.00	0.00
301 to 360	1,730	274,911,755	99.18	158,909	8.600	82.74	620	54.77	5.47
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Remaining Term to Maturity of the Group I Mortgage Loans
Range of Remaining Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
180 or less	14	1,006,849	0.36	71,918	8.970	76.48	647	47.94	21.00
181 to 240	11	1,165,368	0.42	105,943	8.244	83.47	599	90.01	4.47
241 to 300	1	106,639	0.04	106,639	7.450	92.25	657	100.00	0.00
301 to 360	1,730	274,911,755	99.18	158,909	8.600	82.74	620	54.77	5.47
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Product Type of the Group I Mortgage Loans
Product Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
2/6 MONTH LIBOR	356	51,228,353	18.48	143,900	8.945	81.95	608	53.21	0.00
2/6 MONTH LIBOR - 40 YR AMTERM	447	96,794,811	34.92	216,543	8.523	82.97	611	49.67	0.00
2/6 MONTH LIBOR - 60 MONTH IO	133	33,134,443	11.95	249,131	7.818	80.71	637	59.04	0.00
3/6 MONTH LIBOR	25	4,457,914	1.61	178,317	8.525	82.71	659	40.87	0.00
3/6 MONTH LIBOR - 40 YR AMTERM	114	19,898,778	7.18	174,551	8.451	81.89	626	48.35	0.00
3/6 MONTH LIBOR - 60 MONTH IO	66	15,402,464	5.56	233,371	7.775	77.93	637	62.08	0.00
30YR FXD	526	41,224,491	14.87	78,374	9.549	86.21	624	65.67	36.49
BALLOON OTHER - 40 YR AMTERM	64	12,877,140	4.65	201,205	8.025	85.45	640	59.86	0.00
20YR FXD	11	1,165,368	0.42	105,943	8.244	83.47	599	90.01	4.47
15YR FXD	11	796,389	0.29	72,399	9.067	80.76	639	48.69	22.44
10 YR FIXED	3	210,461	0.08	70,154	8.606	60.28	679	45.13	15.54
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Prepayment Penalty Term of the Group I Mortgage Loans
Original Prepayment Penalty Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
0	556	78,908,450	28.47	141,922	9.060	84.09	621	56.18	9.21
12	45	10,060,534	3.63	223,567	8.355	77.96	634	47.18	2.02
24	804	138,152,182	49.84	171,831	8.466	82.47	615	53.57	3.58
36	351	50,069,445	18.06	142,648	8.292	82.24	629	58.18	5.77
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Credit Grade of the Group I Mortgage Loans
Credit Grade	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
AA	1,136	164,439,171	59.32	144,753	8.590	83.92	622	57.05	7.27
AAA	238	41,543,521	14.99	174,553	8.005	83.94	692	35.83	5.61
A+	180	33,651,762	12.14	186,954	8.705	81.49	589	60.72	3.03
A-	85	17,242,502	6.22	202,853	8.814	78.86	571	67.88	0.00
B	70	13,352,880	4.82	190,755	9.442	76.06	553	58.16	0.00
C	47	6,960,776	2.51	148,102	9.734	75.55	560	51.89	0.00
Total:	1,756	277,190,611	100.00	157,853	8.600	82.72	620	54.91	5.52

Next Adjustment Date for the Adjustable-Rate Group I Mortgage Loans
Next Adjustment Date (Year - Month)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
2008-03	2	392,924	0.18	196,462	8.651	94.10	623	0.00	0.00
2008-04	2	278,044	0.13	139,022	8.064	77.74	611	0.00	0.00
2008-05	1	117,470	0.05	117,470	11.350	75.00	504	0.00	0.00
2008-06	8	1,036,730	0.47	129,591	9.609	75.34	581	21.95	0.00
2008-07	18	3,572,333	1.62	198,463	8.954	86.96	655	3.29	0.00
2008-08	90	18,867,991	8.54	209,644	8.425	81.77	608	54.04	0.00
2008-09	815	156,892,115	71.02	192,506	8.505	82.25	615	53.77	0.00
2009-07	12	3,071,683	1.39	255,974	7.843	80.28	613	52.49	0.00
2009-08	42	8,538,848	3.87	203,306	8.094	79.69	641	49.04	0.00
2009-09	151	28,148,626	12.74	186,415	8.267	80.69	635	54.02	0.00
Total:	1,141	220,916,763	100.00	193,617	8.456	81.94	618	52.46	0.00

Gross Margins of the Adjustable-Rate Group I Mortgage Loans
Range of Gross Margins (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
5.001 to 5.500	1	147,700	0.07	147,700	9.950	85.00	519	100.00	0.00
5.501 to 6.000	227	45,707,995	20.69	201,357	8.104	83.12	640	59.56	0.00
6.001 to 6.500	789	148,792,586	67.35	188,584	8.431	82.75	620	53.79	0.00
6.501 to 7.000	88	19,506,331	8.83	221,663	9.040	75.66	577	30.80	0.00
7.001 to 7.500	32	6,423,176	2.91	200,724	9.648	73.82	564	33.39	0.00
7.501 to 8.000	4	338,975	0.15	84,744	10.285	81.21	585	100.00	0.00
Total:	1,141	220,916,763	100.00	193,617	8.456	81.94	618	52.46	0.00

Minimum Mortgage Rate of the Adjustable-Rate Group I Mortgage Loans
Range of Minimum Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
5.501 to 6.000	3	1,235,325	0.56	411,775	5.855	71.76	666	60.27	0.00
6.001 to 6.500	12	2,143,445	0.97	178,620	6.322	78.99	665	87.08	0.00
6.501 to 7.000	53	13,458,413	6.09	253,932	6.813	79.29	638	77.17	0.00
7.001 to 7.500	102	23,670,420	10.71	232,063	7.309	78.87	648	67.66	0.00
7.501 to 8.000	217	47,082,774	21.31	216,971	7.789	80.21	631	55.17	0.00
8.001 to 8.500	194	37,149,694	16.82	191,493	8.298	82.27	624	53.39	0.00
8.501 to 9.000	174	34,566,406	15.65	198,658	8.776	84.05	609	42.52	0.00
9.001 to 9.500	127	22,855,019	10.35	179,961	9.300	82.89	601	43.31	0.00
9.501 to 10.000	128	20,739,379	9.39	162,026	9.743	84.79	581	51.12	0.00
10.001 to 10.500	69	10,630,959	4.81	154,072	10.231	85.03	597	36.74	0.00
10.501 to 11.000	40	5,054,249	2.29	126,356	10.715	84.81	594	29.87	0.00
11.001 to 11.500	12	1,543,342	0.70	128,612	11.243	83.14	570	5.13	0.00
11.501 to 12.000	6	502,952	0.23	83,825	11.745	74.87	544	65.58	0.00
12.001 to 12.500	3	229,221	0.10	76,407	12.280	73.18	554	24.91	0.00
12.501 to 13.000	1	55,166	0.02	55,166	12.650	64.24	506	0.00	0.00
Total:	1,141	220,916,763	100.00	193,617	8.456	81.94	618	52.46	0.00

Maximum Mortgage Rate of the Adjustable-Rate Group I Mortgage Loans
Range of Maximum Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
12.501 to 13.000	4	1,447,175	0.66	361,794	6.021	75.16	668	66.09	0.00
13.001 to 13.500	12	2,143,445	0.97	178,620	6.322	78.99	665	87.08	0.00
13.501 to 14.000	55	13,925,864	6.30	253,198	6.852	78.29	637	74.88	0.00
14.001 to 14.500	102	23,670,420	10.71	232,063	7.309	78.87	648	67.66	0.00
14.501 to 15.000	215	46,809,124	21.19	217,717	7.801	80.58	631	54.95	0.00
15.001 to 15.500	195	37,320,930	16.89	191,389	8.303	82.25	624	53.61	0.00
15.501 to 16.000	174	34,314,449	15.53	197,209	8.779	83.95	609	42.83	0.00
16.001 to 16.500	126	22,683,782	10.27	180,030	9.299	82.92	602	42.88	0.00
16.501 to 17.000	127	20,585,685	9.32	162,092	9.741	84.75	581	51.51	0.00
17.001 to 17.500	69	10,630,959	4.81	154,072	10.231	85.03	597	36.74	0.00
17.501 to 18.000	40	5,054,249	2.29	126,356	10.715	84.81	594	29.87	0.00
18.001 to 18.500	12	1,543,342	0.70	128,612	11.243	83.14	570	5.13	0.00
18.501 to 19.000	6	502,952	0.23	83,825	11.745	74.87	544	65.58	0.00
19.001 to 19.500	3	229,221	0.10	76,407	12.280	73.18	554	24.91	0.00
19.501 to 20.000	1	55,166	0.02	55,166	12.650	64.24	506	0.00	0.00
Total:	1,141	220,916,763	100.00	193,617	8.456	81.94	618	52.46	0.00

Initial Periodic Rate Caps of the Adjustable-Rate Group I Mortgage Loans
Initial Periodic Rate Caps (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1.000	7	1,621,731	0.73	231,676	8.307	79.69	623	39.31	0.00
1.500	18	3,174,405	1.44	176,356	8.949	83.68	611	20.27	0.00
2.000	1,116	216,120,627	97.83	193,656	8.450	81.93	618	53.04	0.00
Total:	1,141	220,916,763	100.00	193,617	8.456	81.94	618	52.46	0.00

Subsequent Periodic Rate Caps of the Adjustable-Rate Group I Mortgage Loans
Subsequent Periodic Rate Caps (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1.000	7	1,621,731	0.73	231,676	8.307	79.69	623	39.31	0.00
1.500	1,134	219,295,032	99.27	193,382	8.457	81.96	618	52.56	0.00
Total:	1,141	220,916,763	100.00	193,617	8.456	81.94	618	52.46	0.00

Collateral Summary for the Group II Mortgage Loans
Statistics for the adjustable-rate and fixed-rate mortgage loans listed below are based on their Cut-Off Date scheduled balances respectively (except for FICO and LTV which is based at origination).
	Summary Statistics	Range (if applicable)
Number of Mortgage Loans:	3,921
Aggregate Current Principal Balance:	$793,294,691
Average Current Principal Balance:	$202,319	$15,960-$1,160,000
Aggregate Original Principal Balance:	$794,285,174
Average Original Principal Balance:	$202,572	$15,980-$1,160,000
Fully Amortizing Non-IO Mortgage Loans:	36.59%
Fully Amortizing IO Mortgage Loans:	17.73%
Balloon Loans:	45.68%
1st Lien:	93.18%
Wtd. Avg. Gross Coupon:	8.460%	5.625%-13.800%
Wtd. Avg. Original Term(months):	359	120-360
Wtd. Avg. Remaining Term(months):	355	116-357
Wtd. Avg. Margin(ARM Loan Only):	6.187%	2.500%-7.990%
Maximum Interest Rate (ARM Loans Only):	15.300%	12.625%-19.300%
Minimum Interest Rate (ARM Loans Only):	8.302%	5.625%-12.300%
Wtd. Avg. Original LTV:	81.90%	24.69%-100.00%
Wtd. Avg. Borrower FICO:	622	500-809
Geographic Distribution (Top 5):	CA	35.71%
	FL	8.51%
	NJ	5.23%
	NY	5.21%
	TX	4.79%

Current Unpaid Principal Balance of the Group II Mortgage Loans
Range of Current Unpaid Principal Balance ($)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
50,000.00 or less	199	8,025,831	1.01	40,331	10.941	95.08	630	68.82	83.85
50,000.01 to 100,000.00	999	75,029,651	9.46	75,105	9.920	87.08	613	71.10	34.63
100,000.01 to 150,000.00	727	89,814,396	11.32	123,541	9.233	82.84	614	71.88	20.20
150,000.01 to 200,000.00	489	85,795,685	10.82	175,451	8.509	79.16	606	77.72	3.77
200,000.01 to 250,000.00	381	85,340,365	10.76	223,990	8.270	80.02	613	65.55	0.00
250,000.01 to 300,000.00	272	74,240,518	9.36	272,943	8.214	79.48	615	63.98	0.00
300,000.01 to 350,000.00	188	60,734,959	7.66	323,058	8.167	80.97	617	62.69	0.00
350,000.01 to 400,000.00	181	67,625,058	8.52	373,619	7.844	81.40	632	53.65	0.00
400,000.01 to 450,000.00	161	68,725,635	8.66	426,867	7.933	81.83	636	52.93	0.00
450,000.01 to 500,000.00	145	69,030,666	8.70	476,074	8.040	81.81	629	48.26	0.00
500,000.01 to 550,000.00	66	34,515,494	4.35	522,962	7.935	82.89	633	57.69	0.00
550,000.01 to 600,000.00	45	25,814,775	3.25	573,662	8.140	83.81	637	44.41	0.00
600,000.01 to 650,000.00	19	11,871,520	1.50	624,817	8.088	81.63	640	31.76	0.00
650,000.01 to 700,000.00	23	15,449,759	1.95	671,729	7.951	83.99	647	47.81	0.00
700,000.01 to 750,000.00	12	8,710,505	1.10	725,875	7.585	84.45	640	58.56	0.00
750,000.01 to 800,000.00	4	3,100,589	0.39	775,147	8.786	83.67	703	24.47	0.00
800,000.01 to 850,000.00	2	1,657,179	0.21	828,590	8.923	69.06	593	51.24	0.00
850,000.01 to 900,000.00	3	2,673,755	0.34	891,252	8.708	79.57	659	32.73	0.00
950,000.01 to 1,000,000.00	4	3,978,352	0.50	994,588	8.409	78.99	653	50.00	0.00
1,000,000.01 to 1,250,000.00	1	1,160,000	0.15	1,160,000	8.300	80.00	789	100.00	0.00
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Current Mortgage Rates of the Group II Mortgage Loans
Range of Current Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
5.501 to 6.000	15	5,626,397	0.71	375,093	5.887	75.92	664	80.16	0.00
6.001 to 6.500	81	26,516,802	3.34	327,368	6.396	76.16	657	95.75	0.00
6.501 to 7.000	260	75,151,702	9.47	289,045	6.817	78.35	650	88.26	0.00
7.001 to 7.500	327	94,129,792	11.87	287,859	7.301	78.34	635	76.44	0.00
7.501 to 8.000	530	135,370,079	17.06	255,415	7.789	79.88	630	60.12	0.11
8.001 to 8.500	450	110,194,659	13.89	244,877	8.295	81.40	629	56.25	0.35
8.501 to 9.000	596	129,114,674	16.28	216,635	8.792	81.40	604	52.27	0.08
9.001 to 9.500	387	73,216,428	9.23	189,190	9.271	82.58	595	58.18	1.85
9.501 to 10.000	360	52,878,383	6.67	146,884	9.765	84.96	591	55.50	7.01
10.001 to 10.500	203	28,767,069	3.63	141,710	10.265	86.21	594	43.05	14.08
10.501 to 11.000	203	21,823,576	2.75	107,505	10.762	90.77	617	40.06	38.20
11.001 to 11.500	152	12,813,749	1.62	84,301	11.276	95.71	650	32.65	75.49
11.501 to 12.000	181	14,194,008	1.79	78,420	11.792	98.45	639	51.46	94.09
12.001 to 12.500	122	9,658,783	1.22	79,170	12.270	99.68	627	52.44	95.76
12.501 to 13.000	48	3,479,312	0.44	72,486	12.841	99.56	611	58.70	97.07
13.001 to 13.500	4	279,874	0.04	69,968	13.101	100.00	622	37.06	100.00
13.501 to 14.000	2	79,404	0.01	39,702	13.714	100.00	615	65.44	100.00
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Credit Scores of the Group II Mortgage Loans
Range of Credit Scores	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
500 to 519	197	31,571,576	3.98	160,262	9.228	74.02	510	89.93	0.00
520 to 539	248	44,950,038	5.67	181,250	8.919	74.62	530	85.28	0.00
540 to 559	303	57,085,868	7.20	188,402	8.903	78.58	551	80.06	0.09
560 to 579	273	51,890,139	6.54	190,074	8.766	80.21	570	75.35	0.23
580 to 599	437	96,616,037	12.18	221,089	8.493	81.52	590	69.66	4.03
600 to 619	617	122,388,968	15.43	198,361	8.358	83.19	609	73.79	6.30
620 to 639	457	84,129,204	10.61	184,090	8.465	85.15	629	66.49	9.85
640 to 659	496	102,712,177	12.95	207,081	8.327	84.10	648	47.12	10.06
660 to 679	332	70,047,005	8.83	210,985	8.191	83.34	669	41.95	11.78
680 to 699	209	49,873,564	6.29	238,629	8.286	83.44	689	33.64	10.23
700 to 719	112	25,763,240	3.25	230,029	7.983	82.95	708	34.92	12.30
720 to 739	111	26,445,728	3.33	238,250	8.018	83.68	730	33.44	13.75
740 to 759	66	14,065,924	1.77	213,120	8.117	82.30	750	46.87	17.55
760 to 779	45	10,320,378	1.30	229,342	8.001	81.16	768	39.58	8.67
780 to 799	13	3,887,325	0.49	299,025	8.153	81.73	788	57.20	4.92
800 to 819	5	1,547,521	0.20	309,504	7.494	72.29	803	31.71	0.00
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

DTI Ratios of the Group II Mortgage Loans
Range of DTI Ratios (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
30.00 or less	500	81,224,949	10.24	162,450	8.555	79.49	620	72.25	3.38
30.01 to 35.00	386	66,972,810	8.44	173,505	8.491	81.35	614	69.17	6.61
35.01 to 40.00	636	125,104,110	15.77	196,705	8.563	82.82	625	60.96	9.60
40.01 to 45.00	863	169,329,186	21.35	196,210	8.501	82.65	625	59.72	9.41
45.01 to 50.00	1,283	296,084,731	37.32	230,775	8.426	83.15	628	54.63	6.08
50.01 to 55.00	244	52,284,969	6.59	214,283	8.092	74.90	586	86.68	1.83
55.01 or more	9	2,293,936	0.29	254,882	8.201	76.49	581	59.93	0.00
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Lien Status of the Group II Mortgage Loans
Lien Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1	3,220	739,200,774	93.18	229,565	8.247	80.58	619	62.61	0.00
2	701	54,093,917	6.82	77,167	11.360	99.99	659	51.86	100.00
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Original LTV Ratios of the Group II Mortgage Loans
Range of Original LTV Ratios (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
50.00 or less	61	10,138,430	1.28	166,204	8.147	41.80	592	88.86	0.00
50.01 to 55.00	51	8,855,211	1.12	173,632	8.063	52.49	592	80.84	0.00
55.01 to 60.00	98	19,819,515	2.50	202,240	7.721	57.62	595	78.12	0.00
60.01 to 65.00	112	22,500,372	2.84	200,896	7.904	63.39	583	79.20	0.00
65.01 to 70.00	133	26,740,215	3.37	201,054	8.077	68.58	582	81.17	0.00
70.01 to 75.00	245	53,719,174	6.77	219,262	8.140	74.03	585	76.57	0.00
75.01 to 80.00	1,310	318,393,766	40.14	243,049	8.027	79.79	642	53.65	0.00
80.01 to 85.00	391	84,893,190	10.70	217,118	8.610	84.45	589	59.77	0.00
85.01 to 90.00	580	135,794,220	17.12	234,128	8.605	89.75	615	63.69	0.00
90.01 to 95.00	232	56,437,136	7.11	243,264	8.544	94.69	635	75.41	0.23
95.01 to 100.00	708	56,003,464	7.06	79,101	11.350	100.00	658	49.86	96.36
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Documentation Levels of the Group II Mortgage Loans
Documentation Level	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Full	2,631	490,855,384	61.88	186,566	8.210	81.05	607	100.00	5.72
Stated Doc	1,221	287,865,422	36.29	235,762	8.895	83.38	649	0.00	8.55
Limited Income & Asset	62	12,733,606	1.61	205,381	8.193	82.45	610	0.00	11.14
No Income No Asset	7	1,840,280	0.23	262,897	8.644	74.79	708	0.00	0.00
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Purpose of the Group II Mortgage Loans
Purpose	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Cash Out Refi	1,745	383,845,879	48.39	219,969	8.290	78.85	598	72.11	1.06
Purchase	1,872	345,381,443	43.54	184,499	8.727	85.33	651	47.46	14.33
Rate & Term Refi	304	64,067,370	8.08	210,748	8.031	81.72	615	78.26	0.84
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Property Types of the Group II Mortgage Loans
Property Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Single Family	2,929	587,496,416	74.06	200,579	8.441	81.54	618	62.22	6.06
Planned Unit Development	504	99,926,194	12.60	198,266	8.456	82.82	625	68.51	8.22
Two- to Four-Family	212	54,266,377	6.84	255,973	8.549	83.11	645	48.08	7.98
Condominium	273	51,179,517	6.45	187,471	8.580	82.94	636	59.27	11.62
Modular Home	3	426,187	0.05	142,062	8.913	87.39	602	100.00	0.00
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Occupancy Status of the Group II Mortgage Loans
Occupancy Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Owner Occupied	3,556	727,763,014	91.74	204,658	8.406	81.73	620	62.96	7.05
Investor Occupied	253	45,457,319	5.73	179,673	9.086	82.90	640	53.96	0.00
Second Home	112	20,074,358	2.53	179,235	8.997	85.82	652	40.41	14.06
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Geographic Distribution of the Mortgage Properties Related to the Group II Mortgage Loans
Location	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Southern California	710	201,528,599	25.40	283,843	8.189	81.44	636	54.56	10.34
Northen California	271	81,726,395	10.30	301,573	8.296	81.36	629	50.46	7.50
Florida	384	67,472,107	8.51	175,709	8.493	79.88	609	69.84	5.45
New Jersey	173	41,484,324	5.23	239,794	8.517	80.21	620	54.01	6.00
New York	125	41,345,567	5.21	330,765	8.065	82.31	643	54.88	5.38
Texas	334	37,983,378	4.79	113,723	8.607	80.59	610	74.10	1.52
Arizona	145	29,577,029	3.73	203,980	8.327	81.30	612	61.00	2.91
Massachusetts	108	27,486,618	3.46	254,506	8.633	83.04	614	62.65	4.73
Maryland	118	26,845,911	3.38	227,508	8.356	80.64	597	80.23	1.97
Washington	97	18,813,780	2.37	193,956	8.540	82.27	610	76.30	8.71
Other	1,456	219,030,982	27.61	150,433	8.799	83.68	615	67.64	6.31
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Zip Code Distribution of the Mortgage Properties Related of the Group II Mortgage Loans
Zip Code	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
92336	7	2,745,648	0.35	392,235	8.505	84.96	643	35.09	2.44
92503	8	2,515,360	0.32	314,420	7.876	82.56	644	65.81	6.95
11368	4	2,468,523	0.31	617,131	7.793	88.62	687	30.38	0.00
11369	4	2,319,624	0.29	579,906	7.483	81.43	645	22.40	0.00
91331	8	2,255,790	0.28	281,974	8.112	75.98	636	50.86	11.26
92562	6	2,126,036	0.27	354,339	7.619	74.53	662	31.45	5.86
94561	4	2,113,042	0.27	528,260	8.048	84.21	635	36.11	0.00
92882	6	1,893,280	0.24	315,547	7.440	77.30	626	82.71	6.49
92553	10	1,872,504	0.24	187,250	8.049	82.95	674	42.91	16.56
92703	8	1,864,433	0.24	233,054	8.834	85.85	688	29.27	29.24
Other	3,856	771,120,453	97.20	199,979	8.474	81.90	621	62.44	6.81
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Original Term to Maturity of the Group II Mortgage Loans
Range of Original Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
180 or less	34	3,817,061	0.48	112,267	8.325	73.28	602	92.21	0.00
181 to 240	28	2,732,145	0.34	97,577	8.318	76.40	634	84.22	8.09
241 to 300	5	340,894	0.04	68,179	9.287	74.09	540	100.00	0.00
301 to 360	3,854	786,404,591	99.13	204,049	8.460	81.97	622	61.63	6.85
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Remaining Term to Maturity of the Group II Mortgage Loans
Range of Remaining Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
180 or less	34	3,817,061	0.48	112,267	8.325	73.28	602	92.21	0.00
181 to 240	28	2,732,145	0.34	97,577	8.318	76.40	634	84.22	8.09
241 to 300	5	340,894	0.04	68,179	9.287	74.09	540	100.00	0.00
301 to 360	3,854	786,404,591	99.13	204,049	8.460	81.97	622	61.63	6.85
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Product Type of the Group II Mortgage Loans
Product Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
2/6 MONTH LIBOR	722	124,467,332	15.69	172,392	8.835	82.23	606	57.81	0.00
2/6 MONTH LIBOR - 40 YR AMTERM	916	249,017,826	31.39	271,854	8.432	80.80	611	51.81	0.00
2/6 MONTH LIBOR - 60 MONTH IO	281	100,376,186	12.65	357,211	7.708	81.30	646	62.37	0.00
3/6 MONTH LIBOR	87	20,676,331	2.61	237,659	8.263	79.74	613	68.38	0.00
3/6 MONTH LIBOR - 40 YR AMTERM	268	67,685,823	8.53	252,559	8.204	81.09	614	65.08	0.00
3/6 MONTH LIBOR - 60 MONTH IO	127	40,270,412	5.08	317,090	7.516	83.04	649	77.15	0.00
30YR FXD	1,248	138,551,456	17.47	111,019	9.366	85.82	634	70.14	38.88
BALLOON OTHER - 40 YR AMTERM	210	45,700,120	5.76	217,620	7.810	78.67	632	76.62	0.00
20YR FXD	28	2,732,145	0.34	97,577	8.318	76.40	634	84.22	8.09
15YR FXD	33	3,767,053	0.47	114,153	8.299	73.45	603	92.10	0.00
10 YR FIXED	1	50,008	0.01	50,008	10.300	60.00	553	100.00	0.00
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Prepayment Penalty Term of the Group II Mortgage Loans
Original Prepayment Penalty Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
0	1,140	214,554,379	27.05	188,206	8.941	82.59	622	59.31	9.36
12	172	53,441,008	6.74	310,704	8.231	81.28	649	47.87	2.96
24	1,671	354,581,746	44.70	212,197	8.406	82.33	617	58.74	6.55
36	938	170,717,559	21.52	182,002	8.037	80.33	626	75.99	5.40
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Credit Grade of the Group II Mortgage Loans
Credit Grade	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
AA	2,324	449,873,800	56.71	193,577	8.478	83.11	617	64.49	7.65
AAA	683	157,899,606	19.90	231,185	8.020	83.15	689	40.47	11.54
A+	388	81,419,994	10.26	209,845	8.641	81.07	587	73.53	1.78
A-	251	51,802,487	6.53	206,384	8.706	78.37	578	73.53	0.00
B	129	26,675,475	3.36	206,787	8.928	74.88	565	68.60	0.00
C	132	22,925,808	2.89	173,680	9.297	70.53	554	81.17	0.00
C-	14	2,697,522	0.34	192,680	9.213	66.00	530	73.30	0.00
Total:	3,921	793,294,691	100.00	202,319	8.460	81.90	622	61.88	6.82

Next Adjustment Date for the Adjustable-Rate Group II Mortgage Loans
Next Adjustment Date (Year - Month)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
2008-02	1	286,485	0.05	286,485	9.350	90.00	556	100.00	0.00
2008-03	5	555,431	0.09	111,086	9.367	81.96	564	100.00	0.00
2008-04	9	1,395,075	0.23	155,008	8.220	83.27	650	60.71	0.00
2008-05	10	2,591,717	0.43	259,172	9.064	84.79	625	28.71	0.00
2008-06	19	4,202,031	0.70	221,160	8.170	81.83	629	60.29	0.00
2008-07	71	19,808,996	3.29	279,000	8.701	79.28	597	46.19	0.00
2008-08	321	86,163,997	14.30	268,424	8.426	81.42	605	61.64	0.00
2008-09	1,483	358,857,612	59.56	241,981	8.353	81.31	621	54.72	0.00
2009-07	20	4,585,857	0.76	229,293	7.806	84.12	607	75.80	0.00
2009-08	133	35,388,491	5.87	266,079	7.702	82.36	627	76.00	0.00
2009-09	329	88,658,218	14.72	269,478	8.126	81.00	625	66.42	0.00
Total:	2,401	602,493,910	100.00	250,935	8.302	81.33	619	58.56	0.00

Gross Margins of the Adjustable-Rate Group II Mortgage Loans
Range of Gross Margins (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
4.000 or less	2	546,082	0.09	273,041	8.890	92.26	549	100.00	0.00
4.001 to 4.500	1	80,954	0.01	80,954	10.400	90.00	558	100.00	0.00
4.501 to 5.000	1	123,859	0.02	123,859	9.600	80.00	615	100.00	0.00
5.001 to 5.500	4	696,077	0.12	174,019	9.492	70.03	533	82.96	0.00
5.501 to 6.000	507	134,413,144	22.31	265,115	8.033	81.90	637	65.82	0.00
6.001 to 6.500	1,628	408,552,487	67.81	250,954	8.281	81.82	619	56.94	0.00
6.501 to 7.000	156	35,333,922	5.86	226,500	9.065	79.74	583	42.82	0.00
7.001 to 7.500	85	20,095,244	3.34	236,415	8.959	71.80	562	64.12	0.00
7.501 to 8.000	17	2,652,140	0.44	156,008	9.514	69.96	546	91.11	0.00
Total:	2,401	602,493,910	100.00	250,935	8.302	81.33	619	58.56	0.00

Minimum Mortgage Rate of the Adjustable-Rate Group II Mortgage Loans
Range of Minimum Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
5.501 to 6.000	15	5,626,397	0.93	375,093	5.887	75.92	664	80.16	0.00
6.001 to 6.500	47	16,014,568	2.66	340,735	6.331	79.18	649	92.97	0.00
6.501 to 7.000	147	47,407,202	7.87	322,498	6.816	79.54	646	85.75	0.00
7.001 to 7.500	246	75,560,891	12.54	307,158	7.301	79.28	635	75.29	0.00
7.501 to 8.000	421	117,537,484	19.51	279,186	7.790	80.17	631	57.74	0.00
8.001 to 8.500	340	92,946,196	15.43	273,371	8.299	81.74	631	52.47	0.00
8.501 to 9.000	450	108,825,616	18.06	241,835	8.792	81.89	605	49.00	0.00
9.001 to 9.500	283	61,465,081	10.20	217,191	9.273	82.64	592	54.72	0.00
9.501 to 10.000	238	41,840,576	6.94	175,801	9.764	84.27	581	49.56	0.00
10.001 to 10.500	119	21,584,787	3.58	181,385	10.251	84.94	586	34.09	0.00
10.501 to 11.000	69	10,690,927	1.77	154,941	10.748	85.89	580	29.84	0.00
11.001 to 11.500	20	2,333,774	0.39	116,689	11.249	85.09	590	28.70	0.00
11.501 to 12.000	4	353,463	0.06	88,366	11.680	68.06	552	100.00	0.00
12.001 to 12.500	2	306,948	0.05	153,474	12.258	96.67	609	0.00	0.00
Total:	2,401	602,493,910	100.00	250,935	8.302	81.33	619	58.56	0.00

Maximum Mortgage Rate of the Adjustable-Rate Group II Mortgage Loans
Range of Maximum Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
12.501 to 13.000	15	5,626,397	0.93	375,093	5.887	75.92	664	80.16	0.00
13.001 to 13.500	47	16,014,568	2.66	340,735	6.331	79.18	649	92.97	0.00
13.501 to 14.000	148	47,539,143	7.89	321,210	6.819	79.56	646	85.78	0.00
14.001 to 14.500	247	75,724,834	12.57	306,578	7.303	79.28	635	75.34	0.00
14.501 to 15.000	422	117,834,294	19.56	279,228	7.793	80.17	631	57.85	0.00
15.001 to 15.500	340	92,963,487	15.43	273,422	8.301	81.74	631	52.29	0.00
15.501 to 16.000	449	108,515,693	18.01	241,683	8.794	81.87	605	48.85	0.00
16.001 to 16.500	282	61,283,847	10.17	217,319	9.273	82.65	592	54.88	0.00
16.501 to 17.000	237	41,721,749	6.92	176,041	9.765	84.31	581	49.41	0.00
17.001 to 17.500	120	21,676,269	3.60	180,636	10.255	84.92	587	33.95	0.00
17.501 to 18.000	69	10,690,927	1.77	154,941	10.748	85.89	580	29.84	0.00
18.001 to 18.500	20	2,293,448	0.38	114,672	11.267	85.18	585	29.20	0.00
18.501 to 19.000	4	353,463	0.06	88,366	11.680	68.06	552	100.00	0.00
19.001 to 19.500	1	255,792	0.04	255,792	12.300	100.00	622	0.00	0.00
Total:	2,401	602,493,910	100.00	250,935	8.302	81.33	619	58.56	0.00

Initial Periodic Rate Caps of the Adjustable-Rate Group II Mortgage Loans
Initial Periodic Rate Caps (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1.000	8	1,167,336	0.19	145,917	9.085	81.28	609	72.26	0.00
1.500	57	12,758,378	2.12	223,831	8.709	81.03	609	62.80	0.00
2.000	2,336	588,568,196	97.69	251,956	8.292	81.33	619	58.44	0.00
Total:	2,401	602,493,910	100.00	250,935	8.302	81.33	619	58.56	0.00

Subsequent Periodic Rate Caps of the Adjustable-Rate Group II Mortgage Loans
Subsequent Periodic Rate Caps (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1.000	8	1,167,336	0.19	145,917	9.085	81.28	609	72.26	0.00
1.500	2,393	601,326,574	99.81	251,286	8.300	81.33	619	58.54	0.00
Total:	2,401	602,493,910	100.00	250,935	8.302	81.33	619	58.56	0.00